EXECUTION COPY
ASSET PURCHASE AND SALE AGREEMENT
BY AND AMONG
CHEESE & PROTEIN INTERNATIONAL LLC
AS SELLER
AND
LAND O’LAKES, INC.
AND
SAPUTO CHEESE USA INC.
AS BUYER
AND
SAPUTO INC.
Dated as of February 20, 2007

TABLE OF CONTENTS

Article 1 DEFINITIONS		1

Article 2 SALE AND PURCHASE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED OBLIGATION		8
2.1	Purchased Assets	8
2.2	Excluded Assets	9
2.3	Nonassignable Contracts and Permits	9
2.4	Assumed Obligations	10
2.5	Excluded Obligations	10

Article 3 PURCHASE PRICE AND PAYMENT		11
3.1	Purchase Price	11
3.2	Post-Closing Adjustment to Purchase Price	11
3.3	Inventory	12
3.4	Allocation of Purchase Price	13

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER AND LOL		13
4.1	Organization and Authorization	13
4.2	Capitalization	13
4.3	No Government Authorization Required	13
4.4	Effect of Agreement	13
4.5	Third Party Consents	14
4.6	Financial Statements	14
4.7	Trade Receivables	14
4.8	Condition of Assets	14
4.9	Sufficiency of Assets	15
4.10	Intellectual Property	15
4.11	Permits and Orders	17
4.12	Sales Agreement with Davisco Cheese	17
4.13	Contracts and Other Data	17
4.14	640 Pound Block Contract	17
4.15	Insurance	17
4.16	Employees and Benefit Plans	18
4.17	Labor Disputes; Compliance	18
4.18	Litigation	19
4.19	No Undisclosed Liabilities	19
4.20	Compliance with Laws	19
4.21	Taxes	19
4.22	Related Party Transactions	20
4.23	Environmental Matters	20
4.24	Brokers and Finders	21
4.25	Claims	21
4.26	Product Liability; Warranties	21
4.27	Conduct of Business Since January 1, 2007	21
4.28	Major Customers and Suppliers	22
4.29	Dissolution of GVDP	22
4.30	Ancillary Agreements	23

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Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER AND SAPUTO		23
5.1	Organization, Power	23
5.2	Corporate Authorization; Binding Effect	23
5.3	No Government Authorization Required	23
5.4	Brokers and Finders	23
5.5	Effect of Agreement	23
5.6	Financial Capability	23
5.7	Misrepresentations and Omissions	23

Article 6 PRE-CLOSING COVENANTS OF SELLER AND LOL		24
6.1	Conduct of Business	24
6.2	Wastewater Sampling	25
6.3	Additional Negative Covenants	25
6.4	Required Approvals	25
6.5	No Negotiation	25
6.6	Financial Statements	25

Article 7 OTHER COVENANTS OF BUYER SELLER AND LOL		25
7.1	Access to Information; Inspections	25
7.2	Title Evidence Closing Fees and Proration of Utilities	26
7.3	Motor Vehicles	27
7.4	Tax Matters	27
7.5	Confidentiality	29
7.6	Payments Received	29
7.7	Satisfaction of Conditions	29
7.8	Change of Name	30
7.9	HSR Act	30

Article 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		30
8.1	Accuracy of Representations and Warranties	30
8.2	Compliance with Agreements and Covenants	30
8.3	No Injunctions	30
8.4	No Material Adverse Effect	30
8.5	Ancillary Agreements	31
8.6	HSR Act	31
8.7	Actions and Corporate Proceedings	31
8.8	Consents	32
8.9	Deliveries by Seller	32
8.10	Emission Reduction Credits	33
8.11	Title Insurance	33
8.12	Estoppel Certificates	33
8.13	Bond Obligation Satisfaction	33

Article 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND LOL		33
9.1	Accuracy of Representations and Warranties	33
9.2	Compliance with Agreements and Covenants	33
9.3	No Injunctions	33
9.4	Deliveries by Buyer	33
9.5	HSR Act	34

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Article 10 EMPLOYEES AND BENEFIT PLANS		34
10.1	General	34
10.2	Absent Employees	34
10.3	Seller’s Plans	35
10.4	Buyer’s Plans	35

Article 11 CLOSING		35

Article 12 TERMINATION		36
12.1	Termination	36
12.2	Effect of Termination	36

Article 13 INDEMNIFICATION		36
13.1	Indemnification by Seller and LOL	36
13.2	Limitations upon Seller’s and LOL’s Indemnification Obligations	37
13.3	Indemnification by Buyer and Saputo	38
13.4	Procedure	39
13.5	Payment	39
13.6	Sole Remedy	39
13.7	No Third Party Beneficiary Claims	40
13.8	Not Applicable to Fraud or Ancillary Agreements	40
13.9	Adjustment to Purchase Price for Actual Current Transferred Assets	40

Article 14 MISCELLANEOUS		41
14.1	Disclosure Schedules	41
14.2	Signage	41
14.3	Expenses	41
14.4	Amendment	41
14.5	Interpretation	41
14.6	Notices	41
14.7	Waivers	42
14.8	Successors and Assigns	42
14.9	Publicity	42
14.10	Further Assurances	42
14.11	Severability	42
14.12	Entire Understanding	43
14.13	Governing Law; Jurisdiction; Waiver of Jury Trial	43
14.14	No Third Party Beneficiaries	43
14.15	Counterparts	43

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LIST OF EXHIBITS

Exhibit A	—	Non-Competition Agreement
Exhibit B	—	Product Off-Take Agreement (Denmark)
Exhibit C	—	Milk Supply Agreement
Exhibit D	—	Cheese Purchase Agreement
Exhibit E	—	Stirred Curd Agreement
Exhibit F	—	Whey Supply Agreement
Exhibit G	—	Cream Supply Agreement
Exhibit H	—	Cheese Production Agreement
Exhibit I	—	Permeate Supply Agreement
Exhibit J	—	Bill of Sale
Exhibit K	—	Assignment and Assumption Agreement
Exhibit L	—	Grant Deed for each parcel of Owned Real Estate
Exhibit M	—	Cheese By-product Services Agreement
Exhibit N	—	Form of Seller’s Legal Opinion
Exhibit O	—	Form of Buyer’s Legal Opinion

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ASSET PURCHASE AND SALE AGREEMENT
     THIS ASSET PURCHASE AND SALE AGREEMENT is made as of the 20th day of February, 2007, by and among Cheese & Protein International LLC, a Delaware limited liability company (“Seller”), and Saputo Cheese USA Inc., a Delaware corporation (“Buyer”) and Land O’Lakes, Inc. a cooperative organized under the laws of Minnesota (“LOL”) and Saputo Inc. a corporation organized under the Canada Business Corporations Act (“Saputo”). Together. Seller, Buyer, LOL and Saputo may be referred to as the “Parties,’’ individually, a “Party.”
RECITALS
     WHEREAS, Seller is in the business of producing, processing, marketing, selling and distributing various dairy products;
     WHEREAS, LOL was engaged in the cheese shredding and blending business via the operations conducted at its GVDP subsidiary (the “GVDP Business”);
     WHEREAS, GVDP was liquidated pursuant to the Articles of Liquidation and the Plan of Liquidation attached hereto as Schedule 4.29 and, pursuant to such plan, all of GVDP’s assets and liabilities were contributed and transferred to CPI prior to the date of this Agreement;
     WHEREAS, subject to the terms and conditions contained in this Agreement, Buyer desires to purchase from Seller and Seller desires to sell and assign to Buyer substantially all of the assets owned, leased and used by Seller and substantially all of the assets owned, leased and used in the conduct of the business of manufacturing, shredding, blending, selling, marketing and distributing mozzarella cheese, provolone cheese and dairy by-products conducted by Seller at its two facilities located at 800 East Paige, Tulare, California (CPI) and 1025 East Bardsley Avenue, Tulare, California (GVDP), which includes the GVDP Business (“Business”) and Buyer is willing to assume certain obligations of the Business;
     WHEREAS, Seller is a direct subsidiary of LOL, LOL has knowledge and information regarding the operations of the Business deemed important to Buyer’s understanding and willingness to proceed with the Contemplated Transactions and LOL will directly benefit from the Contemplated Transactions;
     WHEREAS, LOL agrees to guaranty the obligations of Seller as set forth herein; and
     WHEREAS, Saputo agrees to guaranty the obligations of Buyer as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing which are contractual in nature and not mere recital, and the mutual warranties, representations, covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby further agree as follows:
AGREEMENT
ARTICLE 1
DEFINITIONS
     For purposes of this Agreement, the defined terms in this Article 1 have the meanings set forth below:

     “Absent Employees” shall mean Company Employees absent from active work as of the Effective Time due to short-term disability, long-term disability or a work-related condition subject to workers compensation.
     “Actual Transferred Current Assets” shall have the meaning set forth on Schedule 3.2(a).
     “Affiliates” as used with respect to one of the parties, shall refer to any other Person that controls, is controlled by or is under common control with such party; and for purposes of this definition “control” shall refer to the direct or indirect ownership of a majority of the equity interests in an entity.
     “Adjusted Base Purchase Price” shall mean the Purchase Price adjusted on the closing date for any difference between the Required Transferred Current Assets and the Projected Transferred Current Assets.
     “Agreement” shall mean this Asset Purchase and Sale Agreement, including all exhibits and schedules attached to this Agreement, which are incorporated as part of this Agreement, as it may be amended, supplemented or modified from time to time by mutual written agreement of the Parties.
     “Ancillary Agreements” shall mean those agreements set forth in Section 8.5.
     “Assumed Obligations” shall have the meaning set forth in Section 2.4.
     “Books and Records” shall have the meaning set forth in Section 2.1(a)(4).
     “Business” shall have the meaning set forth in the Preamble of this Agreement.
     “Business Day” shall mean any day of the year other than (1) any Saturday or Sunday, or (2) any other day on which banks located in either Toronto or New York are closed for business.
     “Business Financial Statements” shall have the meaning set forth in Section 4.6.
     “Buyer” shall have the meaning set forth in the Preamble of this Agreement.
     “Buyer’s Employees” shall have the meaning set forth in Section 10.1.
     “Cash” shall mean all cash, certificates of deposit, bank accounts and other cash equivalents, together with all accrued but unpaid interest on the certificates, bank accounts and cash equivalents.
     “Closing” shall mean the consummation of the transactions contemplated in this Agreement.
     “Closing Date” shall mean the date the Closing takes place in accordance with Article 11.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and the temporary and final regulations promulgated under the Code.
     “Company Employees” shall have the meaning set forth in Section 4.16(a).
     “Confidential Information” shall mean (a) any data or information of Seller or GVDP, other than Trade Secrets, which has value to the Business, or (b) any data or information of LOL, other than Trade Secrets, which is directly related to the Business. Excluded from this definition is data or information that is generally known to competitors or individuals outside of Seller, LOL and GVDP, is considered general business know-how of the industry or is not known as a result of disclosure by a third party.
     “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated December 1, 2006, between LOL and Saputo.
     “Contemplated Transactions” shall mean the transactions contemplated in this Agreement.
     “Continuation Period” shall have the meaning set forth in Section 10.1.
     “Contract” shall mean any contract, lease, sublease, easement, license, sales order, purchase order, supply agreement, assignment, or any other agreement, commitment, understanding or promise whether oral or written, other than Permits.
     “Conveyance Documents” shall have the meaning set forth in Section 8.9(a).
     “CPI” shall mean Cheese & Protein International LLC.
     “Cross Link Contracts” shall mean those agreements identified as cross link contracts on Schedule 4.13.
     “Deeds of Trust” shall mean the deeds of trust and other Encumbrances set forth in Schedule 4.8(b)(i)(2).
     “Disclosure Schedule” shall mean that document delivered titled as the Disclosure Schedule to the Agreement.
     “EC” shall have the meaning set forth in Section 4.23.
     “EDD” shall have the meaning set forth in Section 7.4(f)(2).
     “Effective Time” shall mean 12:01 a.m., Pacific Time, on the Closing Date.
     “Emission Reduction Credits” shall mean those credits for reductions or offsets of actual emissions, recognized by the San Joaquin Air Pollution Control District and utilized by Seller to obtain or maintain compliance with any air Permits.
     “Encumbrances” shall mean mortgages, deeds of trust, liens (statutory or otherwise), security interests, claims, licenses, options, conditional sales contracts, assessments, easements, covenants, reservations, restrictions, rights-of-way, charges and encumbrances.
     “Environment” shall mean soil, land surface, or subsurface strata, surface waters, groundwater, drinking water supply, stream sediments, ambient air, plant and animal life and any other environmental medium or natural resource regulated under Environmental Law.
     “Environmental Condition” shall mean (i) the Release of any Hazardous Material, known or unknown, on, under or emanating from the Real Property, on or before the Closing Date, (ii) the presence of any Hazardous Material, known or unknown, on, under or emanating from the Real Property, on or before the Closing Date in violation of Environmental Law; (iii) the violation(s) of Environmental Law(s) by Seller or related to ownership of the Purchased Assets or the operation of the Business, in each case, occurring prior to the Closing Date; or (iv) the off-site disposal of any Hazardous Material by or on behalf of Seller or in connection with the operation of the Business prior to the Closing.

     “Environmental Law” shall mean any Law relating to the protection of safety, health or the Environment, including without limitation federal, state or local law (including common law), statute, code, ordinance, rule, regulation, or Permit relating to pollution or protection of the Environment or natural resources, applicable to the Business or the Purchased Assets, and includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Clean Water Act, 33, U.S.C. § 1251 et seq., the Clean Air Act 33, U.S.C. § 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as those laws have been amended or supplemented, and the regulations promulgated pursuant to those laws, and all analogous state or local statutes.
     “Equipment and Fixed Assets”shall have the meaning set forth in Section 2.1(a)(l).
      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
      “Excluded Assets” shall have the meaning set, forth in Section 2.2.
      “Excluded Obligations” shall have the meaning set forth in Section 2.5(b).
      “FICA” shall have the meaning set forth in Section 7.4(e).
      “Governmental Authority” shall mean:
     (a) any federal, state, provincial, municipal or other government body;
     (b) any subdivision, department, bureau, agency, commission, instrumentality or authority of any of the foregoing governments or bodies;
     (c) any quasi-governmental body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies; or
     (d) any judicial, arbitration or administrative court, grand jury or commission.
     “GVDP” shall mean Golden Valley Dairy Products.
     “Hazardous Material” shall mean any waste, pollutant, contaminant, hazardous or toxic substance or waste, special waste, wastewater, or any constituent of any hazardous or toxic substance or waste which is regulated by any Environmental Law due to its properties of being toxic, hazardous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or mutagenic, including, without limitation, petroleum and petroleum products or byproducts, friable asbestos, urea formaldehyde and polychlorinated biphenyls.
     “HSR Act” shall have the meaning set forth in Section 7.9.
     “Intellectual Property” shall have the meaning set forth in Section 2.1(a)(7).
     “Inventory” shall mean all raw materials, ingredients, supplies, materials, work-in-progress, semi-finished goods, finished goods, components, spare parts and packaging materials used in the Business.

     “Knowledge”, or similar word or phrase, when used with respect to Seller or LOL, shall mean: (a) actual awareness of a fact or matter by any of the individuals listed on Schedule 1, or (b) a fact or matter that the relevant individual listed in Schedule 1 would reasonably be expected to discover or otherwise become aware of in the course of discharging his or her ordinary course duties.
     “Law” shall mean any law, statute, code, regulation, ordinance, policy or rule enacted or promulgated by any Governmental Authority.
     “Leased Real Property” shall mean the real property and interests in real property leased by Seller listed on Schedule 2.1(a)(3)(ii).
     “Litigation” shall have the meaning set forth in Section 4.18.
     “LOL” shall have the meaning set forth in the Preamble to this Agreement.
     “Losses” shall mean any liability, loss, claim, damage, deficiency, surcharge, action, suit, proceeding, demand, assessment, adjustment, Tax or cost (including, without limitation, reasonable attorneys’ fees and the costs of defense and settlement).
     “Material Adverse Effect” shall mean any event or circumstance that has a material and adverse effect on the Purchased Assets or the Business, taken as a whole, other than events or circumstances generally applicable to the dairy industry or changes in general economic conditions.
     “Material Consents” shall have the meaning set forth in Section 8.8.
     “Material Purchased Contracts” shall mean those contracts identified as material on Schedule 2.1(a)(5).
     “Owned Real Property” shall mean the real property owned in fee by Seller and listed on Schedule 2.1(a)(3)(i).
     “Non-Real Property Assets” shall mean all Purchased Assets other than the Owned Real Property and the Leased Real Property.
     “Normal Capacity” shall have the meaning set forth in Section 13.6(a).
     “Notice of Claim” shall have the meaning set forth in Section 13.4(a).
     “Notice of Objection” shall have the meaning set forth in Section 13.4(a).
     “Objections” shall have the meaning set forth in Section 7.2(c).
     “Party(ies)” shall have the meaning given in the Preamble.
     “Permits” shall mean permits, tariffs, authorizations, licenses, consents, certificates, variances, interim permits, approvals, franchises and rights under any Law or otherwise issued or required by any Governmental Authority and any applications for the foregoing which are currently used by Seller to engage in the Business as currently conducted.
     “Permitted Encumbrance” shall have the meaning set forth in Section 4.8(b).

     “Person” shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, limited liability company, cooperative, partnership, trust unincorporated association, Affiliate or Governmental Body; and pronouns when they refer to a Person shall have a similarly extended meaning or as used to possess any asset.
     “Post-Transfer Period” shall have the meaning set forth in Section 7.4(a).
     “Pre-Transfer Period” shall have the meaning set forth in Section 7.4(a).
     “Products Liability” shall have the meaning set forth in Section 4.26.
     “Projected Transferred Current Assets” shall have the meaning set forth in Section 3.1(a).
     “Projected Transferred Current Assets Adjustments” shall have the meaning set forth in Section 3.1(a).
     “Property Taxes” shall have the meaning set forth in Section 7.4(a).
     “Purchased Contracts” shall mean (i) the Contracts set forth on Schedule 2.1(a)(5), (ii) Contracts to which Seller is a party involving consideration or expenditures of US$150,000 or less and (iii) all benefits accruing to Seller under the Cross Link Contracts.
     “Purchase Price” shall have the meaning set forth in Section 3.1(b).
     “Purchase Price Allocation” shall have the meaning set forth in Section 3.4.
     “Purchased Assets” shall have the meaning set forth in Section 2.1(b).
     “Ratings Agencies” shall mean Moody’s Investors Service and Standard and Poor’s Ratings Service.
     “Real Property” shall mean the Owned Real Property and the Leased Real Property.
     “Recent Balance Sheet” shall have the meaning set forth in Section 4.7.
      “Recent Financial Statement” shall have the meaning set forth in Section 4.6.
     “Release” shall mean any release, spill, emission, leakage, discharge, disposal, migration or leaching into the Environment.
     “Required Transferred Current Assets” shall mean an amount of Transferred Current Assets of Twenty-One Million dollars (US$21,000,000) at the Closing Date.
     “Return to Work Time” shall have the meaning set forth in Section 10.2.
     “Saputo” shall have the meaning set forth in the Preamble to this Agreement.
     “SBE” shall have the meaning set forth in Section 7.4(f)(l).
     “Seller” shall have the meaning set forth in the Preamble to this Agreement.
     “Settlement Period” shall have the meaning set forth in Section 3.2(b).

     “Sierra Cattle Disposal” shall mean the off-site disposal of wastewater and/or any other waste by or on behalf of Seller, LOL or their Affiliates at the Sierra Cattle Company property located in Lindsay, Tulare County, California.
     “Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interest having such power only upon the happening of a contingency that has not occurred), are held by the owner or one or more of its Subsidiaries.
     “Surveys” has the meaning set forth in Section 7.2(b).
     “Tax” (and, with correlative meanings, “Taxes” and “Taxable”) shall mean taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, alternative, add-on minimum, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and the term “Tax” shall include any interest penalties, fines or additions to Tax attributable thereto or associated therewith, and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise).
     “Tax Return” shall mean any report, return, statement, notice, form, declaration, claim for refund or other document or information filed, submitted to. or required to be supplied to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment to or amendment of the Tax Return.
     “Title Commitment” shall have the meaning set forth in Section 7.2(a).
     “Title Company” shall have the meaning set forth in Section 7.2(a).
     “Title Evidence” shall have the meaning set forth in Section 7.2(c).
     “Title Policy” shall have the meaning set forth in Section 8.11.
     “Trade Receivables” shall mean (a) all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business, (b) all other accounts or notes receivable of the Business and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.
     “Trade Secrets” shall mean the “trade secrets” (as such term is defined under the Uniform Trade Secrets Act) owned by Seller or used exclusively in the Business.
     “Transfer Taxes” shall have the meaning set forth in Section 7.4(d).
     “Transferred Current Assets” shall mean all Inventory and prepaid expenses related to the Business, including, without limitation, those described on Schedule 2. l(a)(2).

     “Transferred Current Assets Statement” shall have the meaning set forth in Section 3.2(a).
     “U.S. GAAP” shall mean generally accepted accounting principles governing accounting and financial reporting in the United States as of the date of the Agreement.
     “Unusable Inventory” shall have the meaning set forth in Section 3.3.
ARTICLE 2
SALE AND PURCHASE OF PURCHASED ASSETS;
ASSUMPTION OF ASSUMED OBLIGATIONS
2.1 Purchased Assets.
     (a) Sale and Purchase. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, acquire and take assignment and delivery of all of Seller’s right, title and interest in and to all of Seller’s assets and business including without limitation, the Business and the assets described in clauses 2.1(a)(l) through 2.1(a)(10) below, other than the Excluded Assets, free and clear of all Encumbrances other than the Permitted Encumbrances:
          (1) Equipment and Fixed Assets. All fixtures, machinery, equipment, fixed assets, furniture, tools, automobiles, trucks, loaders and other vehicles, maintenance equipment and materials and other tangible personal property and any replacements thereto acquired prior to the Effective Time including, without limitation, such assets set forth on Schedule 2.1(a)(l) (collectively, the “Equipment and Fixed Assets”);
          (2) Transferred Current Assets. All Transferred Current Assets;
          (3) Owned Real Property and Leased Real Property. All of the Owned Real Property described on Schedule 2.1(a)(3)(i) and rights under leases for all Leased Real Property described on Schedule 2.1(a)(3)(ii), which Real Property shall include, without limitation all appurtenant rights and easements and all buildings, structures, improvements, plants, facilities, and fixtures located thereon;
          (4) Information and Records. To the extent legally transferable, all books and records (whether in hard copy, electronic, magnetic or other format) used, or intended to be used, in the operation of the Business or relating to the Buyer’s Employees (the “Books and Records”) including, without limitation, accounting records, employee records, customer lists, vendor lists, databases and database information and copies of all written Contracts and Permits, provided that only copies of state and federal tax returns shall be transferred;
          (5) Purchased Contracts. All Purchased Contracts;
          (6) Permits. To the extent legally transferable, all Permits and applications for Permits which are utilized to own, lease and/or operate the Purchased Assets or to conduct the Business as presently operated and conducted. Buyer shall pay the transfer fees, if any, that are required to transfer any Permit (to the extent it is transferable) to Buyer;
          (7) Intellectual Property. All patents and patent applications; the trademarks and trade names “GVDP”, “Golden Valley Dairy Products”, “Cheese & Protein International LLC”, “Cheese & Protein International, Cheese & Protein lnt’1” and “CPI” and the trade dress related to such trademarks and trade names; designations of origin; works of authorship; copyrights; copyrightable works; recipes; technical research (including, without limitation, the items identified on Schedule 2.1(a)(7)); product formulations, product specifications, software used exclusively in the Business, manuals, know-how, inventions (whether patented, patentable or unpatentable); methods; information; data; domain names; Confidential Information; Trade Secrets; and any other intellectual or proprietary rights (including without limitation contracts relating to any of the foregoing), in each case, that are owned by Seller or used exclusively in connection with the conduct of the Business (the “Intellectual Property”);
          (8) Denmark Customer List. A list of the customers of Products (as such term is defined in the form of Product Off-Take Agreement (Denmark) attached hereto as Exhibit B) manufactured at the Denmark Facility (as such term is defined in the form of Product Off-Take Agreement (Denmark) attached hereto as Exhibit B), on an “as is, where is” basis representing, in the aggregate, the goodwill related to LOL’s Industrial Cheese Marketing Business;
          (9) Telephone/Telecopier Numbers. Rights to all telephone (excluding any cellular phones) and telecopier numbers used specifically at the facilities of the Business located at 800 East Paige, Tulare, California and 1025 East Bardsley Avenue, Tulare, California; and
          (10) Goodwill. All goodwill related to the Purchased Assets.
     (b) Purchased Assets. All the assets described in this Section 2.1, but excluding the Excluded Assets, are collectively the “Purchased Assets.”
2.2 Excluded Assets. Seller shall retain and shall not sell, transfer or assign to Buyer, and Buyer shall not purchase or acquire, any of the following assets (“Excluded Assets”):
     (a) All Cash and any and all Trade Receivables;
     (b) All hedging deposits;
     (c) Tax refunds and deferred tax assets;
     (d) Seller’s minute books, corporate records and original state and federal tax returns;
     (e) The rights that accrue or will accrue to Seller, LOL or their Affiliates under this Agreement, the Ancillary Agreements and all related documents;
     (f) All software that is not assignable; and
     (g) All trademarks, trade names and trade dress other than those described in Section 2. l(a)(7).
     2.3 Nonassignable Contracts and Permits. If any of the Purchased Contracts, Permits or Books and Records shall require the consent of any party thereto other than Seller, LOL or any of their Affiliates, this Agreement shall not constitute an agreement to assign the same, and such Purchased Contract, Permit or Book or Record shall not be assigned to or assumed by Buyer if an actual or attempted assignment thereof would constitute a breach or default thereunder or a violation of Law. Each of Seller and LOL shall use its commercially reasonable efforts to obtain such consents, to the extent required, of such other parties to the Purchased Contracts, Permits or Books or Records. If any such consent cannot be obtained, Seller, LOL and Buyer shall cooperate in any reasonable arrangement designed to obtain for Buyer all benefits and privileges of the applicable Purchased Contract, Permits or Book or Record while protecting Seller, LOL and their Affiliates, as applicable, from continuing liabilities or obligations thereunder.
     2.4 Assumed Obligations. From and after the Effective Time, Buyer shall assume and agree to pay, perform and discharge only the following: (i) the liabilities and obligations of Seller arising from or related to the provision of goods and services, in each case which are delivered or performed on or after the Effective Time pursuant to the Purchased Contracts and the Cross Link Contracts; (ii) except with respect to obligations arising from Environmental Conditions, liabilities and obligations of Seller arising and to be fulfilled on or after the Effective Time under Real Property leases included in Purchased Contracts; (iii) the liabilities and obligations under the Permits related to the post-closing operations of the Business and the Purchased Assets; and (iv) liability for accrued vacation and/or sick time attributable to Buyer’s Employees. Items (i) through (iv) above shall be collectively referred to herein as the “Assumed Obligations.”
     2.5 Excluded Obligations.
     (a) No Assumption. Buyer does not assume or intend to assume or agree to pay, perform, fulfill or discharge any obligation not specifically assumed in Section 2.4 and such obligation shall remain with Seller (which shall pay, perform, fulfill, and discharge such obligation when and as due) including, without limitation, the following:
     (1) Excluded Assets. Any obligations that relate to the Excluded Assets;
     (2) Company Employees. Except to the extent provided in Article 10, any obligations related to the Company Employees;
     (3) Debt. Any obligations for any indebtedness for borrowed money;
     (4) Warranties and Returns. Any obligations or liabilities with respect to product returns or product warranty claims relating to the operation of the Business prior to the Effective Time;
     (5) Contract Obligations. Obligations arising and to be fulfilled under the Purchased Contracts prior to the Effective Time;
     (6) Accounts Payable; Accrued Expenses. Any obligations for any accounts payable and accrued expenses arising from the conduct of the Business prior to the Effective Time;
     (7) Fees and Expenses. Any obligations for fees and expenses of Seller and LOL incurred in connection with the negotiation, execution, performance and delivery of this Agreement and the Contemplated Transactions, including, without limitation, the fees and expenses of counsel and investment bankers;
     (8) Pre-Closing Operations. Except as specifically set forth herein, obligations related to or arising from the conduct of the Business prior to the Effective Time;

     (9) Litigation. Any obligations for any Litigation (i) pending as of the Closing or (ii) commenced after the Closing and to the extent arising out of or relating to Seller’s operation of the Business prior to the Closing;
     (10) Environmental Condition. Any obligations or liabilities with respect to any Environmental Condition; and
     (11) Sierra Cattle. Any obligations arising from or related to Sierra Cattle Disposal.
     (b) Excluded Obligations. The obligations referred to in Section 2.5(a) are the “Excluded Obligations.”
ARTICLE 3
PURCHASE PRICE AND PAYMENT
     3.1 Purchase Price. In consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Buyer and entering into the Ancillary Agreements, Buyer shall assume the Assumed Obligations and shall make payments to the Seller as provided in this Article 3.
     (a) Closing Transferred Current Assets Adjustment. Within two (2) days prior to the Closing Date, Seller shall provide Buyer a reasonable estimate of the projected Transferred Current Assets to be transferred to Buyer on the Closing Date (the “Projected Transferred Current Assets”). The Projected Transferred Current Assets shall be satisfactory to Buyer acting reasonably. If the Projected Transferred Current Assets are greater than the Required Transferred Current Assets, the Purchase Price shall be increased on a dollar-for-dollar basis by the difference; if the Projected Transferred Current Assets are less than the Required Transferred Current Assets, the Purchase Price shall be decreased on a dollar-for-dollar basis by the difference. The increased or decreased amount shall be referred to herein as the “Projected Transferred Current Assets Adjustment.”
     (b) Consideration at Closing. At the Closing, Buyer shall cause to be paid to Seller, by wire transfer of immediately available funds to accounts designated by Seller, the amount of Two Hundred Sixteen Million dollars (US$216,000,000); minus (i) amounts payable for the complete satisfaction of obligations for borrowed money as related to the Business or as secured by Encumbrances on the Purchased Assets; plus or minus (ii) costs or prorations of amounts due, by or from either party made pursuant to the terms of this Agreement; and plus or minus (iii) the Projected Transferred Current Assets Adjustment (the “Purchase Price”).
     3.2 Post-Closing Adjustment to Purchase Price.
     (a) Draft Transferred Current Assets Statements. No later than ten (10) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Transferred Current Assets Statement”) of Seller as of the Closing Date showing the actual amount of Transferred Current Assets as of the Effective Time prepared in the form of Schedule 3.2(a) (the “Actual Transferred Current Assets”). Seller shall have such post-Closing access to the financial records of the Business as is reasonably necessary to prepare such statement. Buyer and its representative(s) shall have the right to be present during the physical inventory count of the Inventory conducted by Seller as of the Effective Time and shall have access to all relevant books, records and working papers of Seller and to appropriate personnel in order to review the Transferred Current Assets Statement.

     (b) Objection Period and Settlement of Disputes. If Buyer has any objections to the Transferred Current Assets Statement or the value of the Actual Transferred Current Assets, Buyer will deliver a detailed statement describing such objections to Seller within ten (10) days after receiving the Transferred Current Assets Statement. Buyer and Seller, acting reasonably, shall diligently attempt to settle any disputes and agree upon the value of the Actual Transferred Current Assets and any adjustments related thereto within fifteen (15) days of delivery of the Buyer’s statement of objections (the “Settlement Period”). If Buyer and Seller do not reach a resolution of all objections prior to the expiration of the Settlement Period, Buyer and Seller will select a mutually acceptable accounting firm to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Buyer, Saputo, Seller and LOL). The accounting firm will resolve any objections remaining unresolved between the parties at the time of submission to such accounting firm and the amount of the Actual Transferred Current Assets. The parties will provide the accounting firm, within ten (10) days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. The accounting firm will have thirty (30) days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties, and enforceable in any court having jurisdiction over the Parties. Seller will revise the Transferred Current Assets Statement and the determination of the Actual Transferred Current Assets as appropriate to reflect the resolution of any objections to the Transferred Current Assets Statement pursuant to this Section 3.2(b). If Buyer and Seller submit any unresolved objections to an accounting firm for resolution as provided in Section 3.2(b), Buyer and Seller will each bear their respective costs and expenses and will share equally in the fees and expenses of the accounting firm.
     (c) Actual Transferred Current Assets Adjustment to Purchase Price. The Purchase Price shall be (i) increased on a dollar-for-dollar basis by an amount equal to the amount, if any, by which the Actual Transferred Current Assets (as finally determined pursuant to the procedures described in Section 3.2(b)) exceeds the Projected Transferred Current Assets as used to calculate the Closing Transferred Current Assets Adjustment, or (ii) decreased on a dollar-for-dollar basis by an amount equal to the amount, if any, by which the Actual Transferred Current Assets (as finally determined pursuant to the procedures described in Section 3.2(b)) is less than the Projected Transferred Current Assets as used to calculate the Closing Transferred Current Assets Adjustment. The payment of this adjustment shall be made by Buyer or Seller, as the case may be, within three (3) Business Days after final determination of the value of Actual Transferred Current Assets.
     3.3 Inventory. In the event the Inventory includes any inventory which, as of the Closing Date, was obsolete, damaged or not usable in the normal course of the Business (the “Unusable Inventory”), Buyer shall have the right on the date thirty (30) days after the Closing Date to return in whole or in part the Unusable Inventory, (not including any finished goods which shall be destroyed or disposed of by Buyer, at the sole cost of Seller) on an “as is, where is” basis, at the sole cost of Seller. Seller shall execute such documents as may be reasonably requested by Buyer in order to document that the Unusable Inventory is transferred to Seller on an “as is, where is” basis. Seller shall pay to Buyer the cost of such Unusable Inventory (including finished goods that shall be destroyed or disposed of by Buyer) calculated on the same basis as the calculation of the Actual Transferred Current Assets pursuant to the procedures described in Section 3.2(a). Such amount shall be payable to Buyer on the date forty-five (45) days after the Closing Date.

     3.4 Allocation of Purchase Price. The parties hereto agree that the Purchase Price shall be allocated to the Purchased Assets in accordance with Section 1060 of the Code as set forth in Schedule 3.4 (“Purchase Price Allocation”). Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with the Purchase Price Allocation for all federal and state Tax purposes. As soon as practicable, but no later than thirty (30) days after the Closing Date, the Buyer and Seller shall exchange mutually acceptable and completed IRS Forms 8594 which shall be used by all parties hereto use to report the transactions contemplated by this Agreement to the Internal Revenue Service in accordance with such allocations. Notwithstanding the foregoing, Buyer’s cost for the Purchased Assets may differ from amounts reported by Seller on such IRS form to the extent necessary to reflect Buyer’s capitalized acquisition costs for the Purchased Assets. Seller and Buyer mutually agree to provide each other with the assistance as is reasonably necessary for the other party to satisfy its reporting obligations under Section 1060 of the Code.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER AND LOL
     LOL and Seller, jointly and severally, represent and warrant to Buyer as follows.
     4.1 Organization and Authorization.
     (a) Organization, Good Standing and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the power to own, operate and lease its properties and to carry on its business as now being conducted. Seller is qualified to conduct business as a foreign corporation or organization in the jurisdictions set forth on Schedule 4.1(a) and Seller is not otherwise required to be so qualified to conduct business in any other jurisdiction, except for those jurisdictions in which failure to be so qualified or authorized would not have a Material Adverse Effect or a material adverse effect on Seller’s ability to consummate the transactions contemplated herein.
     (b) Authorization; Binding Effect. This Agreement, the consummation of the Contemplated Transactions and performance by each of Seller and LOL of its obligations contained herein have been duly and validly authorized by all necessary corporate or other action on the part of Seller and LOL. This Agreement constitutes the legal, valid and binding obligation of each of Seller and LOL enforceable against each of them in accordance with its terms except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     4.2 Capitalization. Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person. All of Seller’s members are set forth on Schedule 4.2.
     4.3 No Government Authorization Required. Except as set forth on Schedule 4.3, no consent, authorization or approval of, or exemption by, or filings with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by Seller or LOL.
     4.4 Effect of Agreement. Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not, with or without the giving of notice or the lapse of time or both: (i) violate any provision of Law to which Seller or LOL is subject; (ii) violate any judgment, order, decision, writ or decree of any Government Authority to which Seller is subject; (iii) result in the breach of, violate or conflict with, any term, covenant or condition of, result in the modification or termination of, or constitute a default under any Contract to which Seller or, to the Knowledge of Seller or LOL, LOL is a party or any of the Permits, or result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance upon any of the Purchased Assets, or (iv) result in the breach of Seller’s or LOL’s articles of organization, operating agreement or other organizational documents, except in the cases of (i)-(iii) such violations, breaches or conflict as would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated herein.
     4.5 Third Party Consents. Except as set forth on Schedule 4.5, Seller and LOL have obtained all consents or approvals from all Government Authorities, or from any other Person which is required pursuant to any Law, License and Permit or Contract, or otherwise required to consummate the Contemplated Transactions, and all necessary filings, registrations, notices or other similar requirements have been met in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to obtain such consent or approval would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated herein.
     4.6 Financial Statements. The documents attached to Schedule 4.6 are true and complete copies of (i) GVDP’s unaudited financial statements for the 2004 and 2005 fiscal years, (ii) CPI’s audited financial statements for the 2004 fiscal year, (iii) CPI’s unaudited financial statements for the 2005 fiscal year, (iv) the consolidated unaudited financial statements for CPI and GVDP for the Business for the 2006 fiscal year (collectively, the “Business Financial Statements”), and (v) Seller’s unaudited balance sheet and summary of operating results for the Business for the period beginning January 1, 2007 and ending, January 31, 2007 (the “Recent Financial Statement”). Except as set forth on Schedule 4.6 and except for the omission of footnote disclosures and, for the Recent Financial Statements, normal recurring year-end adjustments, the Business Financial Statements and the Recent Financial Statement have been prepared in accordance with U.S. GAAP applied on a consistent basis with those of previous fiscal years and each fairly discloses in all material respects: (x) the assets, liabilities, income, losses and financial position and (y) the results of operations, all in accordance with U.S. GAAP as at the dates and for the periods therein specified.
     4.7 Trade Receivables. Except as set forth on Schedule 4.7, all Trade Receivables, other than with Affiliates of LOL, reflected on the balance sheet provided as part of the Recent Financial Statement (the “Recent Balance Sheet”), and as incurred in the normal course of business since the date of the Recent Balance Sheet, represent arm’s length sales actually made in the ordinary course of business and are subject to no known counterclaim, setoff or dispute.
     4.8 Condition of Assets.
     (a) Non-Real Property Assets. Except as set forth on Schedule 4.8(a), Seller owns good title to all of the physical Non-Real Property Assets free and clear of all Encumbrances except for Permitted Encumbrances. All of the physical Non-Real Property Assets are located at the Real Property, except for such Non-Real Property Assets which are located at the facilities described on Schedule 4.8(a). Except as set forth on Schedule 4.8(a), the Equipment and Fixed Assets are in normal working condition, ordinary wear and tear excepted and except immaterial exceptions which do not affect their operation in the normal course of business and the other items of tangible personal property included in the Purchased Assets are in normal working condition. Seller owns or leases all equipment comprising part of the Equipment and Fixed Assets that is necessary to conduct the Business as currently conducted by Seller.
     (b) Real Property. Schedule 2.1(a)(3) sets forth all Owned Real Property and Leased Real Property which constitutes all real property owned, used or occupied in operating the Business. Seller has good, valid and marketable fee title to the Owned Real Property and valid leasehold interests in the Leased Real Property, free and clear of all Encumbrances except for (1) Encumbrances set forth on Schedule 4.8(b)(i)(l), none of which materially adversely affects the marketability of title to the Real Property or materially interferes with the use of the Real Property in the manner consistent with Seller’s current use (the “Permitted Encumbrances”) and (2) Deeds of Trust set forth on Schedule 4.8(b)(i)(2); and at Closing, except only for Permitted Encumbrances. There are now in full force and effect duly issued Permits (including, without limitation, occupancy permits) of all Governmental Authorities permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. Except as set forth on Schedule 4.8(b)(ii), (a) to Seller’s or LOL’s Knowledge, Seller and the Real Property are in compliance, in all material respects with all Laws and all restrictions, covenants and agreements of record, (b) there is no pending or to Seller’s or LOL’s Knowledge, threatened restriction or denial upon ingress or egress to and from the Real Property from and to existing publicly dedicated roads, (c) none of the Real Property is located in a wetland, flood plain, flood hazard area or lakeshore erosion area within the meaning of any Law in effect as of the Effective Time, (d) to Seller’s or LOL’s Knowledge no public improvements have been commenced and none are planned which in either case are reasonably likely to result in special assessments against or otherwise materially adversely affect any of the Real Property, (e) to Seller’s or LOL’s Knowledge there is no planned or proposed material increase in assessed valuations of the Real Property, (f) there are no claims of adverse possession or prescriptive rights affecting any of the Real Property, (g) neither the whole nor any portion of the Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to Seller’s or LOL’s Knowledge has any condemnation, expropriation or taking been proposed, (h) the Real Property is platted as separate legal parcels for conveyance and Tax purposes, and (i) the structures located upon the Real Property have been maintained by Seller or GVDP, as applicable, in accordance with the usual and customary maintenance practice of the industry and are sufficient to carry on the Business as conducted during the preceding twelve months.
     4.9 Sufficiency of Assets. Except as set forth on Schedule 4.9 and except for legal, research and development, customer service, accounts payable and accounts receivable, inventory management, sales, tax, information technology and human resources services, trademarks and trade names provided pursuant to Contracts or arrangements with LOL or its Affiliates, the Purchased Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller and as operated by Seller and GVDP since January 1, 2006 and (ii) include all of the operating assets of Seller and operating assets of GVDP utilized immediately prior to its dissolution.
     4.10 Intellectual Property. Except as set forth on Schedule 4.10:
     (a) The Intellectual Property comprises all trademarks, trade names, brands, names, logos, designs, trade dress, designations of origin, works of authorship, copyrights, copyrightable works, recipes, technical research, product formulations, product specifications, software, manuals, inventions (whether patented, patentable or unpatentable), methods, information, data, know-how, domain names, Confidential Information, Trade Secrets and any other intellectual or proprietary rights (including without limitation contracts relating to any of the foregoing) that Seller owns or is using, in connection with the conduct of the Business;
     (b) All of the recipes, product formulations, technical research, product specifications, inventions (whether patented, patentable or unpatentable), methods, know-how, Confidential Information, Trade Secrets or other intellectual property or proprietary rights used in the conduct of the Business are owned by Seller as of the date of this Agreement;

     (c) Other than the Intellectual Property, Seller does not own, control or possess, nor is the licensee, assignee or beneficiary of any pending or prospective unpublished patent application, any patent application in preparation, or any other prospective or potential intellectual property or proprietary right related to any of the recipes, technical research, product formulations, product specifications, inventions (whether patented, patentable or unpatentable), methods, know-how Confidential Information, Trade Secrets or other intellectual property or proprietary rights used in the conduct of the Business;
     (d) As a result of conveyance of Article 2 herein, the Seller is not retaining or does not otherwise possess any proprietary rights or prospective proprietary right to any of the recipes, technical research, product formulations, product specifications, inventions (whether patented, patentable or unpatentable), methods, know-how, Confidential Information, Trade Secrets or other intellectual property or proprietary rights used in the conduct of the Business;
     (e) Neither Seller nor LOL has received written notice of any claim that Seller or GVDP was or currently is in violation of or has infringed any recipe, technical research, product formulation, product specification, invention (whether patented, patentable or unpatentable), methods, information data, know-how, of any third Person;
     (f) To the Knowledge of Seller or LOL, neither the operation of the Business or ownership of the Purchased Assets, nor Seller’s or GVDP’s production, manufacture, marketing or sale of products infringe upon or conflict with trademark, trade name, brand, name, logo, design, trade dress, designation of origin, work of authorship, copyright, copyrightable work, recipe, product formulation, product specification, software, manual invention (whether patented, patentable or unpatentable), methods, information data, know-how, domain name or any other intellectual or proprietary right of any third Person;
     (g) Seller neither pays nor is obligated to pay any royalties or other consideration for the right to use any of the Intellectual Property;
     (h) To Seller’s or LOL’s Knowledge, there has been no infringement by any third Person of any of the Intellectual Property;
     (i) The Seller has taken and GVDP took all steps reasonably necessary to safeguard the secrecy and confidential nature of all recipes, technical research, product formulations, product specifications, inventions (whether patented, patentable or unpatentable), methods, know-how, Confidential Information, Trade Secrets or other intellectual property or proprietary rights used in the conduct of the Business;
     (j) To Seller’s or LOL’s Knowledge, the trademarks, trade names, brands, names, logos, designs, trade dress and designations of origin as related to the Business are valid and enforceable; and
     (k) Seller is not and, prior to dissolution, GVDP was not a party to any contract or agreement which restricts the free use or disclosure of any information related to the Business.
     (l) Each employee employed in the Business since March 1, 2004 has executed one of the agreements regarding confidential information attached hereto as Schedule 4.10(1) substantially in the form of such attached agreement and such agreement is in full force and effect as to such employees currently employed and as to such employees who terminated employment on and after March 1, 2006 and, to the Seller’s or LOL’s Knowledge, no such employee has breached the terms of such agreement.
     4.11 Permits and Orders. Except as set forth on Schedule 4.11, (i) Seller has all material Permits, approvals, authorizations and consents of all Government Authorities and all certification organizations required for the conduct of the Business as conducted during the past twelve months, and (ii) Seller has all material Permits, approvals, authorizations and consents of all Government Authorities and certification organizations required as to ownership and use of the Real Property during the past twelve months. Except as set forth on Schedule 4.11, all Permits, approvals, authorizations and consents are described on Schedule 4.11 are in full force and effect and are freely assignable and transferable to Buyer without action or consent of any third party. Except as set forth on Schedule 4.11, each of Seller and GVDP (including their operations, properties and assets) is and has been in compliance in all material respects with all such Permits, approvals, authorizations and consents.
     4.12 Sales Agreement with Davisco Cheese. Seller currently services one customer with mozzarella cheese, provolone cheese and cheddar cheese produced by and purchased from Davisco Cheese. Seller is under no contractual obligation to continue doing so, and Davisco could cease supplying Seller at any time under this arrangement.
     4.13 Contracts and Other Data. Schedule 4.13 sets forth a listing of the following Contracts: (i) all employment, consultant, contractor, sales agency, broker and dealer Contracts; (ii) Contracts involving consideration or other expenditures in excess of US$250,000 or involving performance over a period of more than twelve months; (iii) each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit Seller from freely engaging in business; (iv) Contracts between customers of the Business and LOL or any Affiliate of LOL with a value in excess of US$150,000; (v) Contracts as to any real property. Except as set forth on Schedule 4.13:
     (a) To Seller’s or LOL’s Knowledge, all of the Material Purchased Contracts are in full force and effect and are valid and binding on each party thereto;
     (b) Neither Seller nor, to Seller’s or LOL’s Knowledge, any other party to any of the Material Purchased Contracts is in material breach of any provision of, in material violation of, or in material default under the terms of any of the Material Purchased Contracts; and
     (c) Seller has made available to Buyer true and complete copies of all Material Purchased Contracts, which shall include, without limitation, all supplements, amendments, modifications and guarantees relating thereto.
     4.14 640 Pound Block Contract. Seller has verbal commitments with two customers to sell 3.5 million pounds and 2.9 million pounds, respectively, of 640 pound blocks of mozzarella cheese, through December 2007.
     4.15 Insurance. Seller has attached as Schedule 4.15 a certificate of insurance listing all policies of fire, general liability, product liability, workers compensation, directors and officers liability, employee liability, employment practices, excess, umbrella and other forms of insurance held by Seller presently in effect with respect to the Business and the Purchased Assets. All such policies are valid and enforceable policies.

     4.16 Employees and Benefit Plans.
     (a) Employee List. Schedule 4.16(a) sets forth a list of: (i) Seller’s employees and (ii) any employees of Seller’s Affiliates who principally engage in providing services for the Business; in each case including Absent Employees (the “Company Employees”). Schedule 4.16(a) provides, for each of the Company Employees, their rates of pay, positions held, location, and dates of hire and identifies those who would be Absent Employees if the date of this Agreement were the Effective Time.
     (b) Benefit Plans. Schedule 4.16(b) sets forth a listing of all pension, thrift, savings, profit-sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all “employee benefit plans” (as defined in Section 3(e) of ERISA), all employee manuals, and all written policies or practices relating to employment, which are provided to, for the benefit of, or relate to, the Company Employees. Schedule 4.16(b) also sets forth a listing of all materials relating to employee benefits that Seller has not provided to Buyer. No such arrangement is a “multiemployer plan” (as defined in Section 4001 of ERISA).
     (c) Satisfaction of Obligations. In all material respects as to each of the Company Employees, Seller has satisfied all obligations to Company Employees under any and all of its or GVDP’s compensation and benefit plan arrangements.
     (d) WARN Act. Neither Seller nor GVDP has violated the WARN Act or any similar state or local Law. Schedule 4.16(d) lists the names and date of termination of each employee terminated from employment with Seller or GVDP during the 90-day period prior to the date of this Agreement.
     (e) Certain Agreements. To the Knowledge of Seller or LOL, no Company Employee is bound by any agreement, contract, or undertaking (for purposes of this Section only, a “Contract”), that purports to limit the ability of such Person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (ii) to assign to Seller or to any other Person any rights to any invention, improvement or discovery. No current employee of Seller, LOL or their Affiliates is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore conducted.
     4.17 Labor Disputes; Compliance.
     (a) Labor Laws. Seller and GVDP have complied in all material respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements under any Law, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.
     (b) Labor Issues. Except as set forth on Schedule 4.17(b), (i) there is not pending or, to the Knowledge of Seller or LOL, threatened against or affecting Seller or the Business any legal or governmental proceeding relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Government Authority, and there is no organizational activity or other labor dispute against or affecting the Business; (ii) no application or petition for an election of or for certification of a collective bargaining agent is pending; (iii) no grievance or arbitration proceeding exists that might have an material adverse effect upon Seller or the Business; and (iv) there is no lockout of any employees by Seller, and no such action is contemplated by Seller. Except as set forth on Schedule 4.17(b), since January 1, 2003 (i) neither Seller nor GVDP has been, and Seller is not now, a party to any collective bargaining agreement or other labor contract; (ii) there has not been, there is not presently pending or existing, and to the Knowledge of Seller or LOL there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process relating to the Business; and (iii) to the Knowledge of Seller or LOL, there has been no charge of discrimination filed against or threatened against Seller or GVDP with the Equal Employment Opportunity Commission or similar Government Authority.
     4.18 Litigation. There are no pending lawsuits, claims, administrative proceedings, arbitrations or governmental investigations (“Litigation”) to which any of Seller, LOL, GVDP or any of their Affiliates is a party relating to the Business or the Purchased Assets except as set forth on Schedule 4.18 (which contains a correct list, caption and description of such Litigation). Except as set forth on Schedule 4.18, to the Knowledge of Seller or LOL, there is no Litigation threatened which would reasonably be expected to have an adverse affect on the Business or the Purchased Assets.
     4.19 No Undisclosed Liabilities. Except as set forth on Schedule 4.19, other than liabilities incurred in connection with Excluded Obligations, Seller has no material liability except for liabilities reflected or reserved against in the Recent Balance Sheet and liabilities incurred in the ordinary course of the business of Seller since the date of the Recent Balance Sheet.
     4.20 Compliance with Laws. Except as set forth on Schedule 4.20 (other than Laws relating to Employee Benefits, Laws related to Taxes and Environmental Laws, all of which are exclusively covered solely by Sections 4.16, 4.21 and 4.23), since January 1, 2003 the conduct of the Business and the ownership and use of the Purchased Assets are in compliance in all material respects with all Laws. Schedule 4.20 sets forth all investigations, inspections or citations Known to Seller under any Law (other than those covered by Sections 4.16, 4.21 and 4.23) with respect to the Business and the Purchased Assets for the past two years, together with the results thereof and a brief description of all corrective or other action taken with respect thereto. None of Seller, LOL, GVDP or their Affiliates has received any notice of any pending or threatened governmental investigations, inspections or citations relating to the Business or the Purchased Assets.
     4.21 Taxes.
     (a) Provision For Taxes. Since the date of the Recent Financial Statement, Seller has not incurred any Taxes other than Taxes incurred in the ordinary course of the Business consistent in type and amount with the past practices of Seller.
     (b) Tax Returns Filed. All Tax Returns with respect to, in connection with, associated with, or related to, the Business required to be filed by or on behalf of Seller have been timely filed and, when filed, were true, correct and complete. All Taxes owed and/or due and payable by (i) Seller with respect to, in connection with or related to the Business or (ii) for which Buyer may have any successor liability have been paid or will be timely paid. Seller has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third Person. At all times after December 31, 2005: (i) Seller has neither held, nor been required under section 6066 of the California Revenue and Tax Code to obtain, a seller’s permit for purposes of the California sales tax; and (ii) Seller has not undertaken any action outside California that, if the action had been undertaken within California, would have required Seller to obtain a seller’s permit for purposes of the California sales tax.
     (c) Tax Audits. To Seller’s or LOL’s Knowledge, no claim has been made in writing since January 1, 2003 by an authority in a jurisdiction in which Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or authority with respect to, in connection with, associated with, or related to, the Business. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any Tax Return with respect to a Tax assessment or deficiency of Seller. Since January 1, 2003, Seller has not received any (i) notice of underpayment of Taxes or other deficiency that has not been paid with respect to, in connection with, associated with, or related to, the Business, or (ii) any objection to any Tax Return, with respect to, in connection with, associated with, or related to, the Business. All deficiencies asserted or assessments made as a result of any examinations with respect to, in connection with, associated with, or related to, the Business have been fully paid or are fully reflected as a liability in the financial statements of the Business.
     (d) Other. Seller has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any Tax ruling, with respect to, in connection with, associated with, or related to, the Business, (iii) entered into a closing agreement with any Tax authority, with respect to, in connection with, associated with, or related to, the Business, (iv) made any payments, or been a party to an agreement (including this Agreement), that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Sections 280G or 162(m) of the Code or (v) been a party to any Tax allocation or Tax sharing agreement. Seller has not agreed, nor is required to make, any adjustment under Section 481 or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method or otherwise.
     (e) No Tax Liens. There are no liens for Taxes with respect to, in connection with, associated with, or related to, the Business or the Purchased Assets, except for Permitted Encumbrances.
     (f) Safe Harbor Leases. None of the Purchased Assets constitutes property that Seller is required to treat as being owned by any other Person or entity pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code or is tax-exempt property within the meaning of Section 168(h) of the Code.
     4.22 Related Party Transactions. Schedule 4.22 sets forth a description of all services and assets provided for the Business by any of the Seller’s Affiliates thereto since January 1, 2006. All such services and assets have been accurately reflected in all material respects on the books and records of Seller and in the Business Financial Statements.
     4.23 Environmental Matters. Except as set forth on Schedule 4.23: Since January 1, 2006 (i) there has been no Release of Hazardous Materials on, at or under the Real Property in violation of Environmental Laws, (ii) there has been no Release, discharge or disposal of Hazardous Materials at any third party disposal site as a result of the conduct of the Business for which Seller has been identified as a responsible party under Environmental Laws; (iii) none of the Real Property is subject to any Encumbrances in favor of any Governmental Authority for liability under any Environmental Laws or for costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material; (iv) none of the Real Property is subject to a written notice, request for information or order from or written agreement with any person or entity asserting Seller’s liability under any Environmental Law or imposing cleanup obligations against Seller with respect to the Release or threatened Release of a Hazardous Material into the Environment that has not been resolved to the satisfaction of such person or entity; (v) with respect to the Real Property or the operation of the Business or Purchased Assets thereon, there are no judicial or administrative proceedings pending or, to the Knowledge of Seller or LOL, threatened, arising under or relating to any Environmental Law, including but not limited to any claim for personal injury, wrongful death or property damage; (vi) Seller and GVDP have operated and Seller is operating the Business and Purchased Assets in compliance in all material respects with applicable Environmental Laws; and (vii) the wastewater discharges associated with the Business and the Real Property, during December 1, 2006 through January 31, 2007 have at all times been in compliance with and have not exceeded applicable electrical conductivity (“EC”) limits, and there is no basis for the Seller or the Business being subject to any notices of violation, fines, penalties, or surcharges associated with EC exceedances during that period under any applicable Environmental Laws. This Section 4.23 and Section 4.11 set forth the only representations of the Seller and LOL with respect to any matters relating to Environmental Laws.
     4.24 Brokers and Finders. Except as set forth on Schedule 4.24, None of Seller, LOL, GVDP or any of their Affiliates has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.
     4.25 Claims. Schedule 4.25 sets forth a summary of information pertaining to all claims related to worker’s compensation, personal injury or death relating to the Business which are currently pending or were made during the preceding two fiscal years or the current fiscal year. Except as set forth on Schedule 4.25, all of such claims are fully satisfied or are being defended by an insurance carrier.
     4.26 Product Liability; Warranties. Except as set forth on Schedule 4.26, with respect to the Business, to Seller’s or LOL’s Knowledge: (i) there exists no (A) defect in the design or manufacture of any product designed, manufactured, reworked, distributed or sold by Seller or GVDP, or (B) pending or threatened action, suit, inquiry, proceeding or investigation by or before any Person relating to any services rendered or product alleged to have been manufactured, reworked, distributed or sold by Seller or GVDP to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty (“Products Liability”) and (ii) there exists no pending or threatened Products Liability claim. Since January 1, 2005, there have been no product recalls or voluntary withdrawals of any CPI or GVDP products from the market.
     4.27 Conduct of Business Since January 1, 2007. Except as set forth on Schedule 4.27, since January 1, 2007 the Business has been operated in the ordinary course and there has not been any:
     (a) Change in Seller’s authorized or issued membership units, grant of any unit purchase option or right to purchase membership units of Seller or issuance of any security convertible into such membership units;
     (b) Amendment to Seller’s operating agreement, articles of organization or other similar governing documents;
     (c) Payment or increase (except in the ordinary course of business) of any bonuses, salaries or other compensation to any member, manager, officer or employee or entry into any employment, severance or similar Contract with any manager, officer or employee;

     (d) Adoption of, amendment to or increase in the payments to or benefits under, any employee benefit or compensation arrangement;
     (e) Damage to or destruction or loss of Purchased Assets, whether or not covered by insurance, in excess of US$100,000 in the aggregate;
     (f) Other than in the ordinary course of business, entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract relating to the Business, or (ii) any Contract or transaction relating to the Business involving a total remaining commitment of at least US$150,000;
     (g) Sale (other than sales of Inventory in the ordinary course of business), lease or other disposition of any Purchased Asset or property (including the Intellectual Property) in excess of US$50,000 or the creation of any Encumbrance on any Purchased Assets;
     (h) Cancellation or waiver of any claims or rights with a value in excess of US$200,000;
     (i) Written notice by any customer or supplier of an intention to discontinue or materially decrease the volume of its business with the Business;
     (j) Material change in the accounting methods used by Seller; or
     (k) Contract to do any of the items listed in this Section 4.27.
     4.28 Major Customers and Suppliers.
     (a) Major Customers. Schedule 4.28(a)(i) contains a list of the ten largest cheese customers, including distributors, of the Business for the twelve months ended December 31, 2006, showing the total dollar amount of net sales to each such customer during such year. Schedule 4.28(a)(ii) contains a list of the ten largest whey customers, including distributors, of the Business for the twelve months ended December 31, 2006, showing the total dollar amount of net sales to each such customer during such year. No customer listed on Schedule 4.28(a)(i) or Schedule 4.28(a)(ii) has notified Seller in writing or, to the Knowledge of Seller, orally, that it will stop or materially decrease the rate of business done with the Business.
     (b) Major Suppliers. Schedule 4.28(b) contains a list of the ten largest suppliers of the Business, taken as a whole, during the twelve months ended December 31, 2006 (determined on the basis of the total dollar amount of purchases), showing the total dollar amount of purchases from each such supplier during such year. No supplier listed on Schedule 4.28(b) has notified Seller in writing or, to the Knowledge of Seller or LOL, orally, that it will stop or materially decrease the rate of business done with the Business except for changes in the ordinary course of business of the Business.
Notwithstanding anything in this Section 4.28, Seller and LOL expressly disclaim all representations and warranties as to whether any customer, patron or supplier will decline to do business with Buyer following the Closing for reasons specifically relating to Buyer, rather than the Business itself.
     4.29 Dissolution of GVDP. The Articles of Dissolution and the Plan of Dissolution with respect to the dissolution of GVDP contained in Schedule 4.29 were filed with the Secretary of State of the State of California on December 28, 2006.

     4.30 Ancillary Agreements. The Business as presently conducted by Seller and LOL permits compliance with the terms and conditions of the Ancillary Agreements.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER AND SAPUTO
     Saputo and Buyer, jointly and severally, represent and warrant to Seller and LOL as follows:
     5.1 Organization, Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the power to own, operate and lease its properties and to carry on its business as now being conducted.
     5.2 Corporate Authorization; Binding Effect. This Agreement, the consummation of the transactions contemplated hereby and the performance by each of Buyer and Saputo of its obligations contained herein have been duly and validly authorized by all necessary corporate or other action on the part of Buyer and Saputo. This Agreement constitutes the legal, valid and binding obligation of Buyer and Saputo enforceable against each of them in accordance with its terms except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     5.3 No Government Authorization Required. Except for as set forth on Schedule 5.3, no consent, authorization or approval of, or exemption by, or filings with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by Buyer or Saputo.
     5.4 Brokers and Finders. Except as set forth on Schedule 5.4, neither Buyer nor Saputo nor any of their Affiliates has employed any investment banker, broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.
     5.5 Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both: (i) violate any provision of Law to which Buyer or Saputo is subject; (ii) violate any judgment, order, writ or decree of any Governmental Authority to which Buyer or Saputo is subject; or (iii) result in a breach of, violate or conflict with any term, covenant or condition of, result in the modification or termination of or constitute a default under any contract or agreement to which Buyer or Saputo is a party, except in the cases of (i)-(iii) such violations, breaches or conflict as would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated herein. Except as otherwise provided in this Agreement, neither Buyer nor Saputo is required by Law to provide notice to, make any filing with or obtain any authorization, consent or approval of any Government Authority in order to consummate the transactions contemplated by this Agreement.
     5.6 Financial Capability. Buyer: (1) has sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the Contemplated Transactions; and (2) at the Closing, will have the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement, including payment of the Purchase Price and discharge of the Assumed Obligations.
     5.7 Misrepresentations and Omissions. No representation, warranty, covenant or statement by Buyer in this Agreement, the Ancillary Agreements, the Schedules or the certificates to be furnished to Seller or LOL pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required or necessary to be stated to make the statements contained in this Agreement not false or materially misleading.
ARTICLE 6
PRE-CLOSING COVENANTS OF SELLER AND LOL
     6.1 Conduct of Business. Except as otherwise contemplated by this Agreement, as consented to by Buyer in writing or as otherwise required to comply with applicable antitrust or competition Law, from the date of this Agreement until the Closing, Seller shall conduct the Business in the ordinary course and none of the following shall occur without notice to and, except in the case of Section 6.1(e), the consent of Buyer:
     (a) Amendment to the authorized or issued membership units, grant of any unit purchase option or right to purchase membership units of Seller or issuance of any security convertible into such membership units;
     (b) Amendment to Seller’s operating agreement, articles of organization or other similar governing documents;
     (c) Payment or increase (except in the ordinary course of business) of any bonuses, salaries or other compensation to any Company Employee or entry into any employment, severance or similar Contract with any manager, officer or employee other than in the ordinary course of business;
     (d) Adoption of, amendment to or increase in the payments to or benefits under, any employee benefit or compensation plan, except as required by Law;
     (e) Damage to or destruction or loss of any Purchased Asset, whether or not covered by insurance in excess of $100,000 in the aggregate;
     (f) Entry into or termination of (other than in the ordinary course of business) (i) any license, distributorship, dealer, sales representative or joint venture Contract relating to the Business, or (ii) any other Contract or transaction involving a total remaining commitment by Seller of at least US$200,000 or with respect to the Leased Real Property;
     (g) Other than in the ordinary course of business, Sale, lease or other disposition of any Purchased Asset or property of Seller (including the Intellectual Property) or the creation of any Encumbrance other than a Permitted Encumbrance on any Purchased Assets;
     (h) Cancellation or waiver of any claims or rights with a value to Seller in excess of US$250,000;
     (i) Material change in the accounting methods used by Seller, other than changes required by U.S. GAAP or law;
     (j) Acquire a seller’s permit for purposes of the California sales tax;
     (k) Undertake any action that: (i) results in Seller being required under section 6066 of the California Revenue and Tax Code to obtain a seller’s permit for purposes of the California sales tax; or (ii) would have resulted in Seller being required under section 6066 of the California

Revenue and Tax Code to obtain a seller’s permit for purposes of the California sales tax if the action had been undertaken within California; or
     (1) Contract to do any of the items listed in this Section 6.1.
     6.2 Wastewater Sampling. From and after the date of this Agreement until Closing, Seller shall sample wastewater discharge from the facility located at 800 East Paige Avenue, Tulare, California, as required by and for all parameters required under applicable Permits or agreements with the Governmental Authority, and shall provide Buyer with complete copies of the sampling results and analysis.
     6.3 Additional Negative Covenants. Except as otherwise expressly permitted herein, neither Seller nor LOL shall, without the prior written consent of Buyer: (i) make any material modification to any Purchased Contract or Permit, other than in the ordinary course of business; (ii) allow the levels of Inventory to vary materially from the levels customarily maintained; or (iii) take any affirmative action which is reasonably likely to cause Seller to violate the WARN Act or any similar state or local law; or (iv) enter into any compromise or settlement of any Litigation, proceeding or governmental investigation relating to the Purchased Assets, the Business or the Assumed Obligations which would materially restrict the ability of Buyer to operate the Business after Closing.
     6.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller and LOL shall make and shall use commercially reasonable efforts to obtain all filings required by Law to be made by them in order to consummate the transactions contemplated by this Agreement, including obtaining the expiration or early termination of any applicable waiting periods under the HSR Act. Seller and LOL also shall cooperate with Buyer and its representatives with respect to all filings that Buyer elects to make or, pursuant to Law, shall be required to make in connection with the transactions contemplated by this Agreement. Seller and LOL shall use commercially reasonable efforts to obtain all Material Consents necessary to transfer the benefits of the Purchased Contracts and Permits to Buyer.
     6.5 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 12.1, none of Seller, LOL or their Affiliates shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller or the Business, including the sale of Seller’s membership units, the merger or consolidation of Seller or the sale of the Business or any of the Purchased Assets (other than in the ordinary course of business).
     6.6 Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within twenty (20) days after the end of each month a copy of the balance sheet and income statement of Seller for such month prepared in a manner and containing information consistent with U.S. GAAP.
ARTICLE 7
OTHER COVENANTS OF BUYER, SELLER AND LOL
     7.1 Access to Information; Inspections.
     (a) Access to Seller. During the period from the date of this Agreement through the Closing Date, upon the terms and conditions required by Seller (including any biosecurity protocols) and upon reasonable advance notice received from Buyer, Seller shall give Buyer and its authorized representatives reasonable access during regular business hours, to all properties, offices, facilities, and Books and Records relating to the Business, the access to be exercised in a manner that does not unreasonably interfere with Seller’s or LOL’s operations or result in a breach of confidentiality under this Agreement or the Confidentiality Agreement, provided that Buyer shall indemnify and hold Seller harmless from all claims, liabilities, personal injury, property damage, costs and expenses related to any such access. In addition, Seller will cooperate fully in keeping with Law (including providing introductions where necessary) with Buyer to enable Buyer to contact customers of the Business and will keep Buyer reasonably informed of the relationship between the Business and its customers.
     (b) Access to Information Post Closing. Buyer acknowledges that Seller and LOL may need access to information relating to the Business acquired by Buyer after the Closing Date. The Parties agree that upon reasonable advance notice by Seller or LOL, Buyer shall, at and after the Closing, provide requested information about the Business reasonably necessary to determine any matter relating to or arising during the period ending on or before the Closing Date. If Buyer cannot, or chooses not to, provide the requested information, then upon Seller’s request, Buyer shall grant Seller and LOL, or their agents, access to the Books and Records of the Business and, if necessary, the Buyer’s Employees and properties of the Business on terms and conditions reasonably established by Buyer to protect biosecurity, confidentiality, and in a manner that does not unreasonably interfere with Buyer’s operations. Buyer shall notify LOL of its record retention and destruction policy as related to the Purchased Assets and the Business. If LOL desires records that are scheduled to be destroyed, it shall notify Buyer at least thirty (30) days prior to the destruction date and Buyer shall provide copies to LOL at LOL’s expense; provided, however, Buyer agrees not to destroy any Books and Records received from Seller and LOL hereunder during the one (1) year period following the Closing Date.
     7.2 Title Evidence, Closing Fees and Proration of Utilities.
     (a) Title Commitment. As evidence of title to the Owned Real Property, Seller has caused to be prepared and delivered to Buyer, at Seller’s expense, a commitment or preliminary title report (a “Title Commitment”) from First American Title Insurance Company (the “Title Company”) together with copies of all exception documents.
     (b) Surveys. With respect to the Owned Real Property, within ten (10) Business Days after the date of this Agreement, Seller, at its expense, shall deliver to Buyer original current surveys (“Surveys”) of the Owned Real Property, certified to Buyer and to the Title Company, prepared by registered surveyor, which Surveys shall be prepared in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (including all Table A Items noted on Schedule 7.2(b)), including, without limitation, depicting in drawing format (as opposed to photograph format) all matters to be shown in such a survey and all matters set forth in the Title Commitment, all as reasonably acceptable to Buyer.
     (c) Cure. The Title Commitment and the Surveys are collectively called the “Title Evidence”. Within five (5) Business Days after receiving the last of the Title Evidence, Buyer will inform Seller, in writing, of Buyer’s objections, if any (“Objections”), to the form and/or contents of the Title Evidence. All items identified on the Title Evidence and not so objected to by Buyer are Permitted Encumbrances. Seller, at its expense, will use commercially reasonable efforts to cure the Objections to the reasonable satisfaction of Buyer, and Buyer will cooperate with Seller in Seller’s cure efforts. To the extent that Seller is unable to cure one or more Objections prior to Closing, Buyer and Seller will enter into a separate agreement at Closing under which Seller will agree to continue it commercially reasonable efforts to cure the Objections at Seller’s expense within six months after Closing.

     (d) Title Fees and Costs. All fees charged by the Title Company for the Title Commitment shall be paid by Seller. The Buyer shall pay all costs to record the grant deeds and the costs for the final Title Policy and endorsements. Buyer and Seller shall each pay one-half of any transfer taxes in accordance with the custom and practice of the county where the Owned Real Property is located.
     (e) Utility Charges. All utility charges, including gas, oil, electricity, telephone, sewer and water, pertaining to the Purchased Assets shall be prorated between Seller and Buyer as of the Closing Date and settled outside of Closing; and accordingly, the portion of any invoices for utility charges received following the Closing Date which have accrued up to and including the Closing Date shall be for Seller’s account, and paid for or reimbursed by Seller to Buyer with five (5) Business Days of receipt and written notice to Seller. Any invoices for utility charges which accrue after the Closing Date shall be for Buyer’s account.
     7.3 Motor Vehicles. Seller shall take all actions and prepare all documents necessary to effect the transfer to Buyer of all motor vehicle registrations pertaining to automobiles, trucks, and other motor vehicles of whatever kind used in the Business in compliance with the motor vehicle. All Transfer Taxes related to the sale of motor vehicles in connection with the consummation of the Contemplated Transactions shall be borne by Buyer.
     7.4 Tax Matters.
     (a) Property Taxes. At the Closing, all state and local real and personal property Taxes, tonnage taxes, ad valorem and similar Taxes and assessments (“Property Taxes”) which are past due or have become due and payable in the normal course of business upon any of the Purchased Assets on or before the Effective Time shall be paid by Seller together with any penalty or interest. All Property Taxes imposed by any Tax authority with respect to the Purchased Assets that have been paid or are due and payable with respect to a taxable period beginning before the Effective Time and ending after the Effective Time (regardless of whether the Property Taxes are payable in advance or in arrears) shall be apportioned between: (1) the period beginning before and ending immediately before the Effective Time (the “Pre-Transfer Period”), and (2) the period beginning on the Effective Time and ending on the last day of the relevant taxable period (the “Post-Transfer Period’’). In performing the apportionment, all Property Taxes shall be prorated on the assumption that an equal amount of Property Tax applies to each day of the relevant taxable period regardless of how installment payments are billed or made. Seller shall be liable for all Property Taxes apportioned to the Pre-Transfer Period. Buyer shall be liable for all the Property Taxes apportioned to the Post-Transfer Period; provided, however, that to the extent such Property Taxes are included within the calculations of Projected Transferred Current Assets or Actual Transferred Current Assets as a prepaid expense or otherwise, Buyer shall have no obligation as to such Property Taxes.
     (b) Tax Payments at Closing. At the Closing, Buyer or Seller, as the case may be, shall pay to the other the amount of any previously paid Property Taxes for which such party is liable under Section 7.4(a), net of any payments due from the other. Buyer shall pay to the appropriate Governmental Authority all Property Taxes which become due and payable after the Effective Time with respect to a Taxable period beginning before the Effective Time and ending after the Effective Time, subject to Seller’s obligation to pay Buyer amounts for which Seller is liable under Section 7.4(a). To the extent the Title Company handles the Closing as it relates to the Owned Real Property, all Property Tax payments as noted in Section

7.4(a) shall be paid to the Title Company or noted as debits and/or credits on the closing statement and the Title Company shall pay the applicable Governmental Authority directly.
     (c) Foreign Person Certificate. At or before the Closing Date, Seller shall provide a certificate to Buyer, in the form prescribed by Treasury Regulations under Section 1445 of the Code, that Seller is not a foreign person within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder.
     (d) Transfer Taxes. Notwithstanding anything herein to the contrary, all sales, use, transfer and similar Taxes (the “Transfer Taxes”) imposed on the sale and purchase of the Purchased Assets hereunder shall be paid one-half by the Buyer and one-half by the Seller when due and payable, regardless of the party on which such Transfer Taxes are imposed pursuant to applicable Law. The party that is responsible, pursuant to applicable Law, for preparing and filing Tax Returns with respect to the Transfer Taxes shall timely prepare and file the Tax Returns required with respect to the Transfer Taxes, and timely remit any Transfer Taxes due and payable, subject to the obligations of the other party to pay one-half of such Transfer Taxes. The other party shall cooperate with the party preparing such Tax Returns to obtain and provide to the party preparing and filing such Tax Returns any available resale or exemption certificates. Each party, acting in a reasonable manner, shall have the right to review and approve the Tax Returns relating to the Transfer Taxes before the filing of such Tax Returns. Neither Seller nor LOL shall have any liability to Buyer or Saputo pursuant to the indemnity obligations contained in Section 13.1 for any failure of the representation contained in the last sentence of Section 4.21(b) to be correct.
     (e) Payroll Tax. The Parties agree that, with respect to Buyer’s Employees, they respectively meet the definition of “predecessor” and “successor” as those terms are used in Revenue Procedure 2004-53. For purposes of reporting employee remuneration to the Internal Revenue Service on Forms W-2 and W-3 for the calendar year in which the Closing Date occurs, the parties shall utilize the “Standard Procedure” described in Section 4 of Revenue Procedure 2004-53. The parties agree that, for purposes of reporting employee remuneration for Federal Insurance Contributions Act (“FICA”) purposes for the calendar year within which the Closing Date occurs, Seller meets the definition of “predecessor” and Buyer meets the definition of “successor” as defined in Code Section 3121(a)(1). Seller shall supply Buyer, with respect to all Buyer’s Employees, all cumulative year-to-date payroll information as of the Closing Date reasonably required by Buyer to determine FICA tax liability with respect to Buyer’s Employees for the year in which the Closing occurs. Each party shall cooperate in good faith to adopt similar procedures under applicable state, municipal, county, local, foreign or other Laws.
     (f) Clearance Certificates. Seller and Buyer shall request such clearance letters or certificates from such tax authorities as Buyer shall reasonably request in order for Buyer to avoid successor liability for Seller’s Taxes, and shall cooperate to the extent reasonably required in resolving any issues arising therefrom.
     (1) Without limiting the foregoing, at least sixty (60) days prior to the Closing, Buyer shall request a Certificate of Sales and Use Tax Clearance from the California State Board of Equalization (“SBE”) to determine its withholding obligations, if any, under section 6811 of the California Revenue and Tax Code.
     (2) In addition, Seller and Buyer shall request a Certificate of Release of Buyer (Form DE 2220) from the California Employment Development Department (“EDD”).

     7.5 Confidentiality.
     (a) General Confidential Information. Seller has agreed to sell all of its Confidential Information to Buyer pursuant to the terms of this Agreement and, for a period of five years following the Effective Time, none of Seller, LOL or their Affiliates shall have any right to disclose or publish any of the Confidential Information (except as may be required by the terms of this Agreement or by Law). Seller and LOL shall not and shall cause their Affiliates not to disclose, publish or make use of Confidential Information without the prior written consent of Buyer (except as may be required by the terms of this Agreement or by Law). The foregoing obligations of confidentiality will not apply to any Confidential Information that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Seller or LOL.
     (b) Trade Secrets. Seller has agreed to sell its Trade Secrets to Buyer pursuant to the terms of this Agreement and, after the Effective Time, none of Seller, LOL or their Affiliates shall have any right to disclose, publish or make use of any of the Trade Secrets (except as may be required by the terms of this Agreement or by Law). Each of Seller and LOL shall hold and shall cause their Affiliates to hold in strictest confidence at all times after the date hereof all Trade Secrets (as long as such information remains a Trade Secret), and shall not disclose, publish or make use of Trade Secrets (as long as such information remains a Trade Secret) at any time after the date hereof, without the prior written consent of Buyer (except as may be required by the terms of this Agreement or by Law). Nothing in this Agreement shall diminish the rights of Buyer regarding the protection of Trade Secrets and other intellectual property pursuant to applicable Law. The foregoing obligations will not apply to any Trade Secrets that are now or subsequently become generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Seller or LOL.
     7.6 Payments Received. After the Closing, Seller and Buyer shall hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert the checks into cash), or other property that they may receive on or after the Closing which property belongs to the other Party, including any insurance proceeds, and shall account to the other for all of the receipts. The Trade Receivables of the Business arising prior to the Effective Time remain the property of Seller. Seller shall have the sole and exclusive right to enforce payment of the Trade Receivables of the Business arising prior to the Effective Time, to send out bills or statements therefor and to make downward adjustments thereto. Buyer agrees to reasonably cooperate with Seller in the collection of any Trade Receivables of the Business arising prior to the Effective Time. Buyer hereby agrees to deliver to Seller or its assignee, within three (3) Business Days after its receipt, any checks made payable to Seller (if properly payable to Seller) and all monies delivered to Buyer representing payment on any Trade Receivables of the Business arising prior to the Effective Time. Payments received will be applied as designated by customer, provided, however, Buyer shall not instruct any customer owing amounts representing Trade Receivables arising both prior to and after the Effective Time, to designate any payment as applying to Trade Receivables arising after the Effective Time in preference to Trade Receivables arising prior to the Effective Time.
     7.7 Satisfaction of Conditions. Without limiting the generality or effect of any provision of Articles Article 8 and Article 9, prior to the Closing, each of the Parties shall use their respective commercially reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by the Party in order to expedite the consummation of the Contemplated Transactions.

     7.8 Change of Name. On the Closing Date, Seller shall execute and file the proper documents to change its name so that it is not confusingly similar to the name of Seller.
     7.9 HSR Act. Each of Seller and Buyer and, if applicable, Saputo and LOL, shall file as promptly as practicable, but in no event later than ten (10) Business Days following the date of execution hereof, any notification and report forms required for the Contemplated Transactions pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and will promptly file or cause to be filed any supplemental information requested under the HSR Act. Seller, Buyer, Saputo and LOL shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. Seller, LOL, Saputo and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority. Saputo and Buyer each shall bear the costs and expenses for all filings under the HSR Act; provided, however, that Seller and Buyer will split the cost of all filing fees required to be paid under the HSR Act. Nothing in this Agreement shall require that Buyer divest, sell, dispose of or hold separate, or agree to the divestiture of, sale of, disposal of or holding separate of any of its, its affiliates or the Business’ assets, product lines, businesses or properties. Further, nothing in this Agreement shall require that Buyer enter into a consent decree or assume any obligations, except for obligations explicitly agreed to in the Agreement and Ancillary Agreements, with respect to the ongoing operations of Buyer, its affiliates or the Business.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer to consummate the Contemplated Transactions are subject to the satisfaction or waiver by Buyer of the conditions precedent in this Article 8 on or before the Closing Date or as otherwise required in this Agreement.
     8.1 Accuracy of Representations and Warranties. The representations and warranties of Seller and LOL contained in this Agreement and in any certificate or other writing delivered by Seller or LOL pursuant to this Agreement or the Ancillary Agreements shall be true, accurate and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of the date (unless any representation or warranty refers specifically to a specified date, in which case the representation or warranty shall be true, accurate and correct on and as of the specified date) in all material respects unless such representation is qualified by the word “material” in which case such responsibility or warranty shall be true in all respects. The Buyer shall have received a certificate signed by an executive officer of Seller and LOL to the foregoing effect.
     8.2 Compliance with Agreements and Covenants. Seller and LOL shall have performed and complied in all material respects with all covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date or any other date specified in this Agreement.
     8.3 No Injunctions. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any third party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the Contemplated Transactions.
     8.4 No Material Adverse Effect. There shall not have occurred any event, circumstance, change or effect that has had, or could reasonably be expected to result in, a Material Adverse Effect to the Business or on or to the Purchased Assets.

     8.5 Ancillary Agreements. The following agreements shall be delivered fully executed by each party thereto (collectively, the “Ancillary Agreements”):
     (a) Non-Competition Agreement in substantially the form attached to this Agreement as Exhibit A;
     (b) Product Off-Take Agreement (Denmark) in substantially the form attached to this Agreement as Exhibit B;
     (c) Milk Supply Agreement in substantially the form attached to this Agreement as Exhibit C;
     (d) Cheese Purchase Agreement in substantially the form attached to this Agreement as Exhibit D;
     (e) Stirred Curd Agreement in substantially the form attached to this Agreement as Exhibit E;
     (f) Whey Supply Agreement in substantially the form attached to this Agreement as Exhibit F;
     (g) Cream Supply Agreement in substantially the form attached to this Agreement as Exhibit G;
     (h) Cheese Production Agreement in substantially the form attached to this Agreement as Exhibit H;
     (i) Permeate Supply Agreement in substantially the form attached to this Agreement as Exhibit I;
     (j) Bill of Sale in substantially the form attached to this Agreement as Exhibit J;
     (k) Assignment and Assumption Agreement in substantially the form attached to this Agreement as Exhibit K;
     (l) Grant Deed for each parcel of Owned Real Estate in substantially the form attached to this Agreement as Exhibit L;
     (m) Cheese By-product Services Agreement in substantially the form attached to this Agreement as Exhibit M;
     (n) Transition Services Agreement in a form acceptable to Buyer and LOL, acting reasonably.
     8.6 HSR Act. All filings required under the HSR Act shall have been made, and the waiting period required thereby shall have expired or terminated.
     8.7 Actions and Corporate Proceedings. All corporate proceedings and actions of the Seller and LOL necessary to the Closing of the Contemplated Transactions in form and substance reasonably acceptable to Buyer shall have been completed and performed.

     8.8 Consents. Each of the consents to assign the Contracts listed on Schedule 8.8 (the “Material Consents”) to Buyer in form and substance reasonably acceptable to Buyer shall have been obtained and shall be in full force and effect.
     8.9 Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer the following, each dated the Closing Date and duly executed:
     (a) Real and Personal Property. One or more assignment and assumption agreements, without warranty (other than the grant deeds conveyed with respect to the Owned Real Property), for the Purchased Contracts, bills of sale and other conveyance documents (collectively, the “Conveyance Document”) with respect to tangible personal property included in the Purchased Assets in forms acceptable to Buyer and Seller; such affidavits, certificates, agreements or evidence of authority or other instruments required by the Title Company to issue the Title Policy;
     (b) Possession of Assets. Possession of the Purchased Assets, including, without limitation, all Purchased Contracts;
     (c) Vehicle Certificates. Certificates of title for all owned vehicles included in the Purchased Assets, duly endorsed for transfer to the Buyer;
     (d) Transfer Instruments. Other instruments of transfer reasonably requested by Buyer at least five (5) Business Days prior to the Closing Date to evidence the transfer of the Purchased Assets to Buyer and consummation of the Contemplated Transactions;
     (e) Conditions Precedent Certificate. A certificate, dated the Closing Date, of Seller and LOL, certifying as to the compliance by Seller and LOL with Sections 8.1 and 8.2;
     (f) Authorization Certificate. A certificate, dated the Closing Date, of Seller and LOL certifying that all necessary actions have been taken by Seller and LOL to approve and authorize this Agreement and the Ancillary Agreements to which Seller or LOL is a party and the consummation by Seller and LOL of the Contemplated Transactions (together with an incumbency and signature certificate regarding the officer or member signing on behalf of Seller and LOL);
     (g) Non-Foreign Person Certificate. A certificate, in the form prescribed by Treasury regulations under Section 1445 of the Code, that Seller is not a foreign Person within the meaning of Section 1445 of the Code;
     (h) Certificate of Good Standing. Certificates of Good Standing for Seller in each state where Owned Real Property is located;
     (i) Releases and Satisfactions. Releases and satisfactions of the deeds of trust, financing statements and Encumbrances listed on Schedule 8.9(0)(i);
     (j) Employee List. A list showing the changes through a date no more than five (5) Business Days prior to Closing Date to the listing of Company Employees pursuant to Schedule 4.16(a) and Schedule 4.16(d); and
     (k) Legal Opinion. A legal opinion of Seller’s and LOL’s counsel in the form attached hereto as Exhibit N.

     8.10 Emission Reduction Credits. Ownership of all Emission Reduction Credits shall be effectively transferred to Buyer as of the Closing.
     8.11 Title Insurance. Buyer shall have obtained a standard ALTA Form 2006 owner’s policy of title insurance (or, in final form, irrevocably “marked up” title insurance binder equivalent to the title insurance policy) (“Title Policy”), in the full amount of the Purchase Price allocated to Owned Real Property, insuring good and marketable title to the Owned Real Property (expressly including all easements and other appurtenances thereto), subject only to Permitted Encumbrances (but with all standard exceptions deleted), and including such endorsements available in California and as Buyer may reasonably request, including without limitation (i) zoning 3.1 endorsement, (ii) owner’s comprehensive endorsement insuring over violations of title covenants, conditions and restrictions and insuring surface rights against any reserved mineral interests, (iii) access endorsement, (iv) “same as” survey endorsement, (v) location endorsement, and (vi) contiguity endorsement.
     8.12 Estoppel Certificates. Estoppel certificates, in the form attached to Schedule 8.12, executed by each party other than Seller under the leases for Leased Real Property listed on Schedule 8.12 shall be delivered to Buyer not less two (2) Business Days prior to Closing.
     8.13 Bond Obligation Satisfaction. Seller shall have satisfied, to Buyer’s reasonable satisfaction, all obligations pursuant to the tax exempt bonds in the amount of US$10,000,000 as issued by the California Pollution Control Financing Authority.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND LOL
     The obligations of Seller and LOL to consummate the Contemplated Transactions are subject to the satisfaction or waiver by Seller and LOL of the following conditions precedent in this Article 9 on or before the Closing Date or as otherwise required in this Agreement.
     9.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant to this Agreement or the Ancillary Agreements shall be true, accurate and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of the date (unless any representation or warranty refers specifically to a specified date, in which case the representation or warranty shall be true, accurate and correct on and as of the specified date) in all material respects. Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.
     9.2 Compliance with Agreements and Covenants. Buyer shall have performed and complied with in all material respects all the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date or any other date specified in this Agreement.
     9.3 No Injunctions. There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any Third Party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the Contemplated Transactions.
     9.4 Deliveries by Buyer. At the Closing, Buyer shall make the payment described in Article 3 and shall deliver to Seller the following, each dated the Closing Date:

     (a) Legal Opinion. A legal opinion of Buyer’s counsel in the form attached hereto as Exhibit O;
     (b) Assignment and Assumption Agreements. One or more assignment and assumption agreements under which the Purchased Contracts and Permits are assigned to Buyer and Buyer agrees to comply with Seller’s obligations under the Purchased Contracts and Permits pursuant to the terms of Section 2.4;
     (c) Conditions Precedent Certificate. A certificate, dated the Closing Date, of Buyer, certifying as to compliance by Buyer with Sections 9.1 and 9.2;
     (d) Authorization Certificate. A certificate, dated the Closing Date, of Buyer certifying that all necessary actions have been taken by Buyer to approve and authorize this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the Contemplated Transactions (together with an incumbency and signature certificate regarding the officer(s), partners or members signing on behalf of Buyer); and
     (e) Ancillary Agreements. The Ancillary Agreements, fully executed.
     9.5 HSR Act. All filings required under the HSR Act shall have been made, and the waiting period required shall have expired or terminated.
ARTICLE 10
EMPLOYEES AND BENEFIT PLANS
     10.1 General. Seller and, as applicable, LOL, shall terminate all of the Seller’s employees and the individuals listed on Schedule 10.1, except the Absent Employees, effective as of the Effective Time. As of a time immediately following the Effective Time, Buyer shall offer employment to all of the Seller’s employees and the individuals listed on Schedule 10.1, except the Absent Employees. Buyer shall hire all of Seller’s employees and the individuals listed on Schedule 10.1, except the Absent Employees, who accept its offer of employment and report to work for Buyer on a timely basis (the “Buyer’s Employees”). Seller makes no representation as to whether employees will accept employment with Buyer. For the one (1) year period ending on the first anniversary of the Effective Time (the “Continuation Period”), Buyer shall provide a compensation and benefits package that contains, in the aggregate, substantially the same terms and conditions in respect of each employee as the compensation and benefits package provided to such employees by Seller or LOL, as applicable, with the exception that Buyer will not offer any defined benefit plans or any post-retirement health benefits other than as required by COBRA or applicable law.
     10.2 Absent Employees. When any Absent Employee is physically and/or mentally able to return to work and, if applicable, has received a doctor’s clearance to return to work, at that time such Absent Employee shall be deemed a Company Employee for purposes of this Section 10.2 and Seller or LOL shall terminate such Absent Employee and Buyer shall immediately offer employment to such Absent Employee under the same conditions as provided above; provided, however, that any Absent Employee who has not returned to work within one (1) year of the Effective Time shall cease to be an Absent Employee eligible to become a Buyer’s Employee unless otherwise agreed by Buyer. Buyer shall hire such Absent Employee if he or she accepts Buyer’s offer of employment and reports to work for Buyer on a timely basis in which event such employee (as of the date of such hire, the “Return to Work Time”) shall be deemed a “Buyer’s Employee” for purposes of this Agreement. Buyer shall comply with all applicable Laws regarding non-discrimination in making its decisions about making offers of employment to Absent Employees and the employees listed on Schedule 10.1, including, without limitation, requirements for reasonable accommodation of employees on disability leave.
     10.3 Seller’s Plans. Seller and LOL shall retain responsibility for all of Seller’s, LOL’s and their Affiliates’ employee compensation and benefit arrangements. Buyer’s Employees shall become fully vested in the qualified retirement plans (including, but not limited to defined contribution and defined benefit plans) of Seller and/or LOL in which the Buyer’s Employees participated immediately prior to Closing. Notwithstanding the foregoing, no employee listed on Schedule 10.1 shall become vested in either the Land O’ Lakes Employee Retirement Plan or the Land O’ Lakes Cooperative Value Incentive Program. With respect to any such plan that requires employment as of the end of the year or some other date in order for an otherwise accrued benefit to be earned, Seller and LOL shall provide Buyer’s Employees a pro rata benefit based on the period elapsed through the Effective Time or Return to Work Time, as the case may be. Notwithstanding the foregoing, at Closing or the Return to Work Time, as the case may be, Seller and LOL shall transfer to Buyer funds equivalent to the value of accrued vacation and/or sick time attributable to Buyer’s Employees and Buyer agrees to credit each of the Buyer’s Employees with the vacation and/or sick time balances in accordance with Buyer’s customary practice or policy. As an example and not by way of limitation, Seller, LOL and their Affiliates shall be responsible for all health and accident claims and expenses (i) with respect to services provided to a Company Employee prior to the Effective Time or the Return to Work Time, as the case may be, (ii) with respect to a Company Employee who does not elect to become a Buyer’s Employee at the Effective Time or the Return to Work Time, as the case may be, (iii) with respect to any person covered by Seller’s arrangement who is not a Buyer’s Employee or a spouse or a dependent thereof as defined in Buyer’s plan, and (iv) with respect to disability benefits for Company Employees for any disability event occurring on or before the Effective Time.
     10.4 Buyer’s Plans. Buyer shall be responsible for any and all liabilities, obligations and claims of any kind arising out of its employment (or termination of employment, whether actual or constructive) of Buyer’s Employees and other employees whom Buyer hires after the Effective Time, including, without limitation, any severance, termination pay, or similar obligations with respect to Buyer’s Employees whom it terminates after the Effective Time. Buyer shall cause the continuous periods of service with Seller or LOL, as applicable, immediately prior to the Effective Time or Return to Work Time, as the case may be, to count for purposes of eligibility to participate, vesting, and, solely with respect to vacation and severance benefits, benefit accrual in any of Buyer’s plans in which the Buyer’s Employees are eligible to participate after the Effective Time, to the extent that such service was recognized for that purpose under the analogous plan of Seller or LOL, as applicable; provided ,however, that the foregoing shall not apply to the extent it would result in duplication of benefits. As an example and not by way of limitation, Buyer and its Affiliates shall be responsible for all health and accident claims and expenses (i)with respect to services provided to a Buyer’s Employee subsequent to the Effective Time or the Return to Work Time, as the case may be, or (ii) with respect to disability benefits for Buyer’s Employees for any disability event occurring subsequent to the Effective Time.
ARTICLE 11
CLOSING
     The Closing shall take place on the later of April 2, 2007 and such date which is three (3) Business Days following satisfaction of the conditions set forth in Article 8 and Article 9, at the offices of Dorsey & Whitney LLP in Minneapolis, Minnesota, at or about 9:00 a.m. Central Standard Time. The parties agree that time is of the essence. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be effective as of the Effective Time.

     (d) Any Losses arising from any misrepresentation or breach of a warranty contained in Article 4 or from any misrepresentation in or omission from any certificate furnished to Buyer under Article 8;
     (e) Any Losses arising from any breach of covenant or of any agreement on the part of the Seller or LOL set forth in this Agreement including, without limitation, amounts payable pursuant to Section 3.2 or Section 3.3;
     (f) Any Losses arising from operations or conduct of the Business or ownership or use of the Purchased Assets at any time prior to Closing, or any incident, occurrence, condition or claim existing, arising or accruing prior to Closing and relating to operation of the Business or Seller’s, GVDP’s or LOL’s ownership or use of the Purchased Assets, other than any liability or obligation of Seller expressly assumed by Buyer pursuant to this Agreement;
     (g) Any and all Losses resulting from Seller’s or LOL’s failure to comply with any “bulk sales,” “bulk transfer” or similar Laws: and
     (h) Any liability for Taxes of or against Seller or GVDP for all Tax periods ending on or prior to the Closing Date and for that portion of all Tax periods that include the Closing Date up to and including the Closing Date.
13.2 Limitations upon Seller’s and LOL’s Indemnification Obligations.
     (a) Time. The indemnification obligations set forth in Section 13.1 shall survive the Closing Date for the following periods of time:
     (1) Five (5) years for Sections 13.1(b), 13.1(c), and Section 2.5(a)(10);
     (2) The expiration of the period of time prescribed by the applicable statutes of limitation for Section 13.1(g), Section 13.1(h), and matters related to Taxes as set forth in Section 4.21 and Section 7.4;
     (3) Forever in the case of fraud, matters relating to those obligations listed in Sections 2.5(a)(1), 2.5(a)(3), 2.5(a)(7) and 2.5(a)(ll) or breaches of any of the representations or warranties set forth in Sections 4.1, 4.2, 4.3 and the first sentence of Section 4.8(a) and the second sentence of Section 4.8(b);
     (4) The date that is thirty (30) days following the expiration of a covenant or an agreement on the part of the Seller or LOL contained in Article 7 or Article 14 of this Agreement which, pursuant to the terms of such covenant or agreement, obligates Seller or LOL for a period longer than eighteen months following the Closing Date; and
     (5) Eighteen (18) months for all other matters.
Notwithstanding any other provision in this Agreement, any claim first asserted by giving a Notice of Claim on or before the expiration of the applicable period provided in this Article 13 shall neither be abated nor barred.
     (b) Indemnification Cap.

     (1) Generally. The maximum total indemnification obligation under Section 13.1 shall not exceed US$35,000,000.
     (2) Exceptions. The provisions of Section 13.2(b)(1) shall not apply to any indemnification claims made by Buyer arising from or related to the items described in Sections 2.5(a)(1), 2.5(a)(3), 2.5(a)(7), 2.5(a)(ll), 13.1(g), 13.1(h),or breaches of any of the representations or warranties set forth in Sections 4.1, 4.2, 4.3, 4.21 and the first sentence of Section 4.8(a) and the second sentence of Section 4.8(b) or any Losses arising from fraud.
     (c) Indemnification Basket.
     (1) Generally. In general, Buyer shall not be entitled to indemnification under Section 13.1 unless the amount of all Losses exceeds US$1,500,000 in the aggregate for all claims for which indemnity is sought hereunder, in which case Seller and LOL shall jointly and severally indemnify Buyer for all such Losses in excess of US$1,500,000.
     (2) Exceptions. The provisions of Article 13.2(c)(1) shall not apply to any indemnification claims made by Buyer arising from or related to Sections 13.1(e), 13.1(g) and 13.1(h), the items described in Sections 2.5(a)(1), 2.5(a)(2), 2.5(a)(3), 2.5(a)(6), 2.5(a)(7) and 2.5(a)(11) or breaches of any of the representations or warranties set forth in Sections 4.1, 4.2, 4.3 and the first sentence of Section 4.8(a) and the second sentence of Section 4.8(b), or any Losses arising from fraud.
     (d) Assumed Obligation. Buyer shall not be entitled to indemnification under Article 13 for any Losses resulting from Buyer’s failure to pay, perform or discharge any Assumed Obligation.
     13.3 Indemnification by Buyer and Saputo. Buyer and Saputo, jointly and severally, shall indemnify and hold each of Seller, LOL and each of their Affiliates, officers, directors and employees harmless against and in respect of:
     (a) Any Losses arising from any misrepresentation or breach of a warranty contained in Article 5 or from any misrepresentation in or omission from any certificate any certificate furnished by Buyer under Article 9;
     (b) Any Losses arising from any breach of covenant or of any agreement on the part of Buyer set forth in this Agreement, including, without limitation, the failure to pay and perform when due any Assumed Obligation and amounts payable pursuant to Section 3.2; and
     (c) Any Losses (other than Losses arising from an Environmental Condition) arising from Buyer’s ownership or use of the Purchased Assets or Buyer’s operation of the Business after the Effective Time, including without limitation:
          (1) any Losses for Taxes arising from or incurred in connection with Buyer’s operation of the Business after the Effective Time;
          (2) any Losses arising from or incurred in connection with Buyer’s employment of the Company Employees after the Effective Time; and

          (3) any Losses under the WARN Act arising from or incurred in connection with Buyer’s operation of the Business after the Effective Time.
     13.4 Procedure.
     (a) Notice of Claims. Buyer agrees to give Seller notice of any and all claims asserted against Buyer for which indemnification is sought under this Section 13.4 (the “Notice of Claiml”). The Notice of Claim shall be given within fifteen (15) days after receipt of written notice of such claim by Buyer. Failure to give the Notice of Claim shall not abrogate or diminish the obligations under this Section 13.4 if Seller or LOL has or receives knowledge of the existence of any such claim by any other means such that failure to receive a Notice of Claim does not prejudice Seller’s ability to defend such claim. If Seller shall object to such Notice of Claim, Seller shall deliver a notice of objection (the “Notice of Objection”) to Buyer within fifteen (15) days after Buyer’s delivery of the Notice of Claim. If the Notice of Objection shall not have been so delivered within such period of fifteen (15) days, Seller shall be conclusively deemed to have acknowledged the correctness of the claim or claims specified in the Notice of Claim for the full amount thereof, and the Seller shall promptly pay the Losses set forth in the Notice of Claim to Buyer in immediately available funds. If Seller shall object to a claim or claims set forth in any Notice of Claim within fifteen (15) days of Buyer’s delivery of the Notice of Claim, and if such claim or claims shall not have been resolved within fifteen (15) days from the date of delivery of the Notice of Objection, then Buyer may take such actions at Law as it deems necessary.
     (b) Defense of Claim. In any third-party litigation, administrative proceeding, negotiation or arbitration for which indemnification is sought under this Section 13.4, which, if successful, might result in an obligation for Seller or LOL to pay Losses, Seller may, at the cost and expense of Seller, select legal counsel (reasonably acceptable to Buyer) to assume the primary defense of such litigation, proceedings, negotiations and arbitration, but only if, and so long as, (i) Seller diligently pursues such claim and (ii) in the case that any such third-party litigation, administrative proceeding, negotiation or arbitration may result in any adverse consequences to Buyer other than the payment of money damages, Seller and its counsel proceed according to Buyer’s reasonable requirements regarding defense and/or settlement of such litigation, proceeding, negotiation or arbitration. If Seller shall, within a reasonable time after notice, fail or is unable to assume the primary defense, Buyer shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf, for the account, and at the risk of the Seller. If the Seller assumes the defense of any third-party litigation, administrative proceeding, negotiation or arbitration, Seller shall not effect any compromise or settlement of such third-party action which may result in any adverse consequence to Buyer other than the payment of money damages unless Seller proceeds according to Buyer’s reasonable requirements or with Buyer’s prior written consent, and Buyer shall have no liability with respect to any compromise or settlement effected otherwise.
     (c) Notice and Defense of Claims by the Seller. The provisions of (a) and (b) above shall apply to claims against Buyer as if the references to Buyer, on the one hand, and Seller, on the other hand, were reversed.
     13.5 Payment. Subject to the provisions of this Article 13, the indemnifying party shall promptly pay and/or reimburse the indemnified party for any amounts due hereunder.
     13.6 Sole Remedy.

     (a) In the event that, at any time before the eighteen-month anniversary of the Closing Date, the Buyer is unable to operate the Plant (as such term is defined in the Milk Supply Agreement) at a capacity consistent with Seller’s operation of the Plant prior to the Closing Date (“Normal Capacity”) and such inability to operate the Plant at Normal Capacity is directly related to Seller’s misrepresentation or breach of the representation contained in the third sentence of Section 4.8(a), LOL shall agree to temporarily reduce the Daily Minimum Requirement (as such term is defined in the Milk Supply Agreement) by an amount determined according to the following formula:
R = DMR*(.15*Y)
where
R = the reduction in the Daily Minimum Requirement,
DMR = equals the Daily Minimum Requirement immediately prior to the time of the period of Plant inoperability,
Y = the proportion that Plant capacity attributable to the inoperable portion of the Plant bears to the entire capacity of the Plant.
In no event shall any reduction in the Daily Minimum Requirement pursuant to this Section 13.6(a) exceed 15% of the then-applicable Daily Minimum Requirement. LOL shall have no obligation to reduce the Daily Minimum pursuant to this Section 13.6(a) unless Buyer and Saputo use their best efforts to fully mitigate any inability to operate the Plant at Normal Capacity. Any reduction in the Daily Minimum Requirement pursuant to this Section 13.6(a) shall only apply only until such time as the Plant becomes operable at Normal Capacity and any reduction in the Daily Minimum Requirement shall be adjusted to reflect any incremental return to Normal Capacity. In no event will any reduction in the Daily Minimum Requirement apply beyond the eighteen-month anniversary of the Closing Date.
     (b) With the exception of fraud, or unless another remedy is specifically provided for elsewhere in this Agreement (including as provided in Section 13.6(a)), Buyer, Seller and LOL each agree that the indemnification obligations set forth in this Article 13 constitute the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement. Neither Party shall be liable to the other for incidental, special, punitive, exemplary or consequential damages including, but not limited to, loss of profits or revenue, interference with business operations, loss of lenders, buyers, diminution in value of the Purchased Assets.
     13.7 No Third Party Beneficiary Claims. This Article 13 regarding Indemnification is not intended to create, and does not create, any third party beneficiary or similar rights in any third party.
     13.8 Not Applicable to Fraud or Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, the indemnification limitations set forth in this Article 13 shall not apply to any instance of fraud or for any claims solely arising out of or connected solely with any of the Ancillary Agreements.
     13.9 Adjustment to Purchase Price for Actual Current Transferred Assets. The determination of the liability of Buyer and/or Saputo, on the one hand, and Seller and/or LOL, on the other hand, for any of the matters included in the adjustment to the Purchase Price described in Section 3.2 shall be made exclusively pursuant to the procedure for adjusting the Purchase Price described in Section 3.2 and no

Saputo Inc.
6869 Métropolitain Blvd. East
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or to such other individual or address or facsimile number as a Party may designate for itself by notice given under this Section.
     14.7 Waivers. The failure of a Party at any time or times to require performance of any provision shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.
     14.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns, provided, however, that neither this Agreement, nor any Ancillary Agreements (except as may be expressly provided otherwise in any Ancillary Agreement) nor any right or obligation under this Agreement may be assigned by any Party without the prior written consent of the other Parties except that any Party may assign any of its rights under this Agreement or any Ancillary Agreement to one or more of its Affiliates; provided that no assignment shall relieve a Party from its obligations under this Agreement or any Ancillary Agreement.
     14.9 Publicity. No public announcement or other publicity regarding the transactions referred to in this Agreement shall be made by Buyer, Seller or LOL or any of their respective officers, directors, employees, representatives or agents, without the prior written agreement of the other Party, unless the announcement or disclosure is required by any Governmental Authority or Law, and even then advance notice shall be given to the other Party. To the extent possible, any announcement shall be agreed to by the Parties as to form, content, timing and manner of distribution or publication. Nothing in this Section 14.9 shall prevent the Parties from discussing the transactions with the Ratings Agencies or those persons whose consent, approval, agreement or opinion, as the case may be, is required for consummation of the transactions. The Parties shall exercise all reasonable efforts to assure that such persons keep confidential any information relating to this Agreement or any agreement, document or instrument contemplated in this Agreement.
     14.10 Further Assurances. Seller, LOL and Buyer agree to cooperate fully with each other in connection with obtaining the satisfaction of the conditions set forth in Article 8 and Article 9. Seller and Buyer agree to execute and deliver other documents, certificates, agreements and other writings and to take other actions as may be reasonable, necessary or desirable in order to consummate or implement expeditiously the Contemplated Transactions and any agreement, document or instrument contemplated in this Agreement. Without limiting the foregoing, Seller and LOL agree to execute and deliver such documents and take such other actions as may be reasonably necessary to complete the dissolution of GVDP in California.
     14.11 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     14.12 Entire Understanding. This Agreement, the Confidentiality Agreement, and the Ancillary Agreements set forth the entire agreement and understanding of the Parties with respect to the Contemplated Transactions and supersede any and all prior agreements, arrangements and understandings among the Parties relating to the subject matter.
     14.13 Governing Law; Jurisdiction; Waiver of Jury Trial.
     (a) Governing Law. This Agreement shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.
     (b) Jurisdiction; Service of Process. Any proceeding arising out of or relating to this Agreement may be brought in the courts of the State of Delaware, New Castle County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties to this Agreement submits to the jurisdiction of such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or convenience of forum. Process in any proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
     (c) Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
     14.14 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a Party to this Agreement.
     14.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

     IN WITNESS WHEREOF, the Parties have executed and delivered this Asset Purchase and Sale Agreement as of the date first above written.

BUYER:	SELLER:

SAPUTO CHEESE USA INC.	CHEESE & PROTEIN INTERNATIONAL LLC

By:	By:	/s/ Peter S. Janzen
Name:	Name: Peter S. Janzen
Title:	Title: Secretary

SAPUTO:	LOL:

In addition to the other rights and obligations set forth in this Agreement, Saputo Inc. hereby unconditionally and irrevocably guarantees all of the obligations of Buyer under this Agreement.	In addition to the other rights and obligations set forth in this Agreement, Land O’Lakes, Inc. hereby unconditionally and irrevocably guarantees all of the obligations of Seller under this Agreement.

SAPUTO INC.	LAND O’LAKES, INC.

By:	By:	/s/ Lisa Deverell
Name:	Name: Lisa Deverell
Title:	Title: Vice President Strategic Planning